Section 1: DEF 14A (DEFINITIVE PROXY STATEMENT)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Bryn Mawr Bank Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010-3396

March 15, 2013

Dear Shareholders:

You are cordially invited to attend the 2013 annual meeting of shareholders of Bryn Mawr Bank Corporation, a Pennsylvania corporation, which will be held at St. Davids Golf Club, 845 Radnor Street Road, Wayne, PA 19087 on Thursday, April 25, 2013, at 11:00 A.M. At the annual meeting, shareholders will be asked to elect directors, approve our 2012 executive officer compensation, ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013, and act upon such other business as may properly come before the meeting, all as described in the attached notice of annual meeting of shareholders and proxy statement.

This year, we will be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process will provide you with a convenient and quick way to access the proxy materials, including our proxy statement and 2012 annual report to shareholders, and authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

On or about March 15, 2012, we will mail to our shareholders an Important Notice Regarding the Availability of Proxy Materials, which we refer to as the Notice and Access card, containing instructions on how to access our proxy statement and our 2012 annual report to shareholders and authorize a proxy to vote electronically via the Internet. The Notice and Access card also contains instructions as to how you can receive a paper or email copy of our proxy materials.

It is important that your shares be represented at the annual meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to complete a proxy as promptly as possible—by Internet, telephone or mail—so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

Sincerely,

Frederick C. Peters II

Chairman, President and

Chief Executive Officer

BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010-3396

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, APRIL 25, 2013

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of Bryn Mawr Bank Corporation (the “Corporation”) will be held at St. Davids Golf Club, 845 Radnor Street Road, Wayne, PA 19087 on Thursday, April 25, 2013, at 11:00 A.M., for the following purposes:

1. To elect one Class II director and three Class III directors.

2. To approve a non-binding advisory vote on executive officer compensation;

3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2013; and

Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders, whether or not they expect to be present at the meeting, are requested to authorize a proxy to vote their shares electronically via the Internet or by telephone or by completing and returning the proxy card if you requested paper copies of our proxy materials. Voting instructions are provided in the Important Notice Regarding the Availability of Proxy Materials, or, if you requested paper copies, the instructions are printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and shareholders who are present at the meeting may withdraw their proxies and vote in person.

In their discretion, the proxies are authorized to act upon such other matters as may properly come before the meeting. See the Corporation’s Proxy Statement for details about these proposals. Only shareholders of record at the close of business on March 4, 2013, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

Geoffrey L. Halberstadt Corporate Secretary

Bryn Mawr, PA

March 15, 2013

PROXY STATEMENT

PROXY STATEMENT

BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010

INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS

Matters to be Considered at the Annual Meeting of Shareholders

This Proxy Statement is being furnished to shareholders of Bryn Mawr Bank Corporation (“we,” “us,” “our” or the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Corporation’s Annual Meeting of Shareholders to be held on Thursday, April 25, 2013, at 11:00 A.M. at St. Davids Golf Club, 845 Radnor Street Road, Wayne, PA 19087, or any adjournment or postponement of the meeting (the “Annual Meeting”). At the Annual Meeting, the shareholders will consider and vote upon the election of one Class II director and three Class III directors, a non-binding advisory vote on executive officer compensation, the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2013, and such other business as may properly come before the meeting or any adjournment thereof. The proxies are authorized to transact such other business as may properly come before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 25, 2013

This proxy statement and the Corporation’s annual report to security holders are available at www.bmtc.com by clicking on “About Us” followed by “Investor Relations.”

Notice and Access

This year, we are using the “Notice and Access” method of providing proxy materials to you via the Internet instead of mailing printed copies. We believe that this process will provide you with a convenient and quick way to access the proxy materials, including our proxy statement and 2012 annual report to shareholders, and authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, which has been mailed to our shareholders, provides instructions regarding how you may access and review all of the proxy materials on the Internet. The Notice and Access card also instructs you how to submit your proxy via the Internet or telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.

If your shares are held by a brokerage house or other custodian, nominee or fiduciary in “street name,” you will receive a Notice and Access card intended for their beneficial holders with instructions for providing to such intermediary voting instructions for your shares. You may also request paper copies of the proxy materials and provide voting instructions by completing and returning the enclosed voting instruction form in the addressed, postage paid envelope provided. Alternatively, if you receive paper copies, many intermediaries provide instructions for their beneficial holders to provide voting instructions via the Internet or by telephone. If your shares are held in “street name” and you would like to vote your shares in person at the Annual Meeting, you must contact your broker, custodian, nominee or fiduciary to obtain a legal proxy form from the record holder of your shares and present it to the inspector of election with your ballot.

Record Date, Voting and Voting Procedures

Our Board has fixed the close of business on March 4, 2013, as the date for determining holders of record of our common stock, entitled to notice of, and to vote at, the Annual Meeting. Each shareholder is entitled to one vote per share on the matters to be considered at the Annual Meeting.

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws. The holders of a majority of the outstanding shares of our common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. As of March 4, 2013, there were 13,484,691 shares of our common stock outstanding. The shares for which shareholders abstain on one or more matters will be counted as present at the meeting for purposes of determining a quorum if the shareholder is physically present or if the shareholder has submitted a valid proxy for the shares, whether by Internet, telephone or executed paper proxy card. Broker non-votes will be counted as present at the meeting for purposes of determining a quorum so long as the shares are voted by the broker on at least one matter.

Shares represented by properly submitted proxies will be voted in accordance with the directions indicated in the proxies, unless those proxies have previously been revoked. If a properly submitted proxy does not give any voting directions, then that proxy will be voted in favor of the adoption of the proposals recommended by the Board, and in the discretion of the proxy agents on any other matters which may properly come before the Annual Meeting.

For purposes of the Annual Meeting, if a quorum is present, the Corporation’s articles provide that each director shall be elected by a majority of the votes cast in person or by proxy for that position. Cumulative voting is not permitted. “Withhold” votes and broker non-votes will not count in determining the number of votes required to elect a director, and they will not count in favor of or against a director’s election.

For the other proposals to be presented at the Annual Meeting, if a quorum is present, the Corporation’s bylaws require the affirmative vote of a majority of the shares having voting powers and present in person or represented by proxy to approve the proposals. Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of a given proposal.

A shareholder may revoke a proxy at any time prior to its use for any purpose by giving written notice of revocation to our Corporate Secretary, Geoffrey L. Halberstadt, at our principal executive offices at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. A shareholder may also appear in person at the Annual Meeting and ask to withdraw the proxy prior to its use for any purpose and can vote in person. A later dated proxy revokes an earlier dated proxy.

We do not know at this time of any business, other than that stated in this Proxy Statement, which will be presented for consideration at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or with respect to any amendments or variations to the proposals described in this proxy statement.

Other Matters

We will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefax and e-mail, by our directors, officers and employees and those of our wholly-owned subsidiary, The Bryn Mawr Trust Company (the “Bank”). Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries for forwarding Notice and Access cards, and where requested, paper or email copies of our proxy materials, to beneficial holders of our common stock held of record by such persons, and we will reimburse such persons for their expenses in doing so.

PROPOSAL 1—ELECTION OF DIRECTORS

One of the purposes of the Annual Meeting is the election of directors to our Board. The following directors have been nominated by our Board for election as a director to serve as follows:

Class II —Term to Expire in 2016:

Lynn B. McKee

Class III —Term to Expire in 2017:

Wendell F. Holland

Frederick C. Peters II

David E. Lees

The persons named as proxies in the accompanying form of proxy have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by proxies for the election of the nominees named in this Proxy Statement. The proxies cannot be voted for a greater number of persons than the number of nominees named above. If a nominee should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies shall be voted for such substitute as the Board may recommend. The Board knows of no reason why any nominee will be unavailable or unable to serve as director. We expect the nominees to be willing and able to serve as directors.

For director elections, a majority of the votes cast in person or by proxy for each such position is required to elect the applicable nominee. Proxies solicited by the Board will be voted FOR the nominees listed above, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.

INFORMATION ABOUT OUR DIRECTORS

Our Directors

The following table sets forth certain information for each of our directors. Except as indicated below, each of the persons named below has been employed in their present principal occupation for the past five years.

Name, Principal Occupation and Business Experience For Past Five Years	Age	Director Since

NOMINEE FOR DIRECTOR – CLASS II

If elected, the term of the following director expires in 2016:

Lynn B. McKee

Board Committee membership: Compensation Committee, Risk Management Committee (each since January 24, 2013)

Lynn McKee is Executive Vice President, Human Resources for ARAMARK, a position she has held since 2004, currently has Board level responsibilities for all human resources issues at ARAMARK, including compensation, benefits, talent management and labor and employee relations, and is the point person for all matters related to ARAMARK’s Executive Leadership Council. Since joining ARAMARK in 1980, Ms. McKee has served in a number of key positions at the corporate level including Director of Employee Relations, Vice President Executive Development and Compensation and Senior Vice President Human Resources, ARAMARK Global Food, Hospitality and Facility Services. Ms. McKee is a member of the HR 50 and the Conference Board’s Advisory Council of Human Resources Management. Ms. McKee also serves on the Board of Trustees for Saint Joseph’s University. In 2010, Ms. McKee was appointed by Philadelphia’s Mayor Michael Nutter to the Board of Philadelphia Works.

Ms. McKee brings to the Board extensive corporate level and day-to-day experience in employment, compensation and benefits matters at the regional, national and international levels.

	57	2013

NOMINEES FOR CONTINUING DIRECTOR – CLASS III

If elected, the term of the following director expires in 2017:

Wendell F. Holland

Board Committee membership: Compensation, Risk Management (Chair), Nominating and Corporate Governance, Audit (from May 2012 to January 2013)

Partner, Saul Ewing LLP from September 2008 to the present; Chairman, Pennsylvania Public Utility Commission until 2008 and previously Commissioner from September 2003 to 2004; and Director of Aqua America, Inc. since August 2011.

Mr. Holland has 32 years of experience as a business and energy lawyer and is currently a partner at Saul Ewing LLP. He has previously served as both the Chairman and the Commissioner of the Pennsylvania Public Utility Commission. Mr. Holland has been on our Board since 1997, and provides a unique perspective on legal and regulatory matters, as well as issues in the public arena at the local, state and regional levels.

	61	1997

Name, Principal Occupation and Business Experience For Past Five Years	Age	Director Since

Frederick C. Peters II

Board Committee membership: Executive, Risk Management, Wealth Management.

Chairman of the Corporation and the Bank since August 2002, President and Chief Executive Officer of the Corporation and the Bank since January 2001; Director of Bryn Mawr Film Institute; Director of Pennsylvania Association of Community Bankers; and Director and Deputy Chairman of the Audit Committee of the Federal Reserve Bank of Philadelphia.

Mr. Peters has over 36 years of experience in the banking industry. His day-to-day leadership as Chief Executive Officer of Bryn Mawr Bank Corporation and The Bryn Mawr Trust Company provides him with comprehensive knowledge of our operations.

	63	2001

David E. Lees

Board Committee membership: Compensation, Executive, Wealth Management (Chair)

Senior Partner, my CIO Wealth Partners, LLC since July 2005; Partner and National Director of Ernst & Young’s Wealth Advisory Service Practice from December 1996 to June 2005; Partner, Renaissance Equity Fund since August 2005; Adjunct Professor of Finance & Portfolio Management in Villanova University’s Commerce & Finance Department from January 2000 to May 2005.

Mr. Lees has significant experience in the financial services and wealth management arena as a Senior Partner of my CIO Wealth Partners, and a former partner and National Director of Ernst & Young’s Wealth Advisory Service Practice. Mr. Lees’ experience as a nationally recognized wealth and investment advisor provides valuable insight for the wealth management and financial sectors for our Board and our Wealth Management Division.

	52	2005

CONTINUING DIRECTORS – CLASS II

The term of the following director expires in 2016:

Andrea F. Gilbert

Board Committee membership: Compensation (Chair), Executive (Effective May, 2012), Nominating and Corporate Governance, Risk Management (thru May 2012)

President, Bryn Mawr Hospital.

As President of Bryn Mawr Hospital, Ms. Gilbert has responsibility for the day-to-day operations, strategic planning, fundraising, recruitment of leadership personnel and physicians, and hospital clinical outcomes of a $300 million organization which employs approximately 2,000 people. With 28 years of experience in health care management, Ms. Gilbert brings to the Board an extensive background and experience level in governance, risk management, compensation and benefits, marketing, organizational management and financial planning.

	59	2004

Name, Principal Occupation and Business Experience For Past Five Years	Age	Director Since

CONTINUING DIRECTORS – CLASS I

The terms of the following directors will expire in 2015:

Donald S. Guthrie

Board Committee membership: Risk Management, Wealth Management

Mr. Guthrie joined the Corporation’s Board of Directors in connection with the acquisition by merger of First Keystone Financial, Inc. (“First Keystone”). Mr. Guthrie was the Chairman of the Board of First Keystone from 2005 until the closing of the First Keystone transaction in July of 2010. Mr. Guthrie is currently retired.

Mr. Guthrie brings to the Board both valuable contacts within the Media and Delaware County communities, and also significant insight and relationships with the Bank’s former First Keystone Bank customers and prospects.

	78	2010

Scott M. Jenkins

Board Committee membership: Audit (Chair and financial expert), Nominating and Corporate Governance (Chair), Risk Management

President, S. M. Jenkins & Co., a financial and management consulting firm; Director and Chairman of the Board of The Philadelphia Contributionship since 2002; Director of The Reinvestment Fund since 2000; and Director of Encorium Group, Inc. from 2001 to 2008.

Mr. Jenkins has over 20 years of experience as President of his own financial management and consulting firm which provides services to publicly and privately held corporations, family groups and high net worth individuals. Mr. Jenkins’ extensive accounting and finance experience, coupled with his investment advisory experience, are valuable resources for our Board and Wealth Management Division.

	58	2006

Jerry L. Johnson

Board Committee membership: Audit, Risk Management, Wealth Management

Since February 2013, Mr. Johnson is a principal, and has lead the consulting and business development initiatives, of Heffler Claims Group. From October 2010 to February 2013, Mr. Johnson was a Principal Partner at the accounting firm of Heffler, Radetich & Saitta, LLP, and a member of their Executive Committee from January 2011 to February 2013. From 2008 to August 2010, Mr. Johnson was the Vice Chairman, responsible for mergers and acquisitions, activities and growth initiatives for PRWT Services, Inc., a business services company. Prior to that, he was the Chairman of Radnor Trust from 2002 to 2006, and Chairman of RTC Holding from 2006 to 2009. Mr. Johnson also has current and past experience on a number of boards of private and non-profit organizations, including bank and trust companies.

Mr. Johnson brings to the Board significant public company, corporate and business related experience. His background in the financial services and telecommunications industries, as well as his activities and business contacts, provide valuable insight and networks within the local and regional business communities.

	65	2011

Name, Principal Occupation and Business Experience For Past Five Years	Age	Director Since

CONTINUING DIRECTORS – CLASS IV

The terms of the following directors expire in 2014:

Francis J. Leto

Board Committee membership: Executive, Wealth Management

Executive Vice President and head of the Bank’s Wealth Management Division since January 2009; General Counsel of the Bank since April 2011; member of the Board of Managers of Lau Associates LLC, a subsidiary of the Corporation, since September 2009 and its predecessor parent holding company, JNJ Holdings LLC, from September 2009 until it was merged out of existence on December 31, 2009; General Counsel, Lifestyle Development, LP, October 2007 to January 2009; Of Counsel, Brett Senior & Associates, April 2006 to January 2009; President, Brandywine Abstract Company, L.P. from May 1988 to January 2009.

Mr. Leto’s background as a lawyer and his many years of experience in real estate matters, title insurance, and business development provide a unique perspective to the Board, both as a director and a member of the Bank’s executive management team. Mr. Leto’s experience has also allowed him to develop many relationships in the greater Philadelphia area, which foster good relations between the Bank and the community in general.

	53	2002

Britton H. Murdoch

Board Committee membership: Audit (financial expert), Executive (Chair), Wealth Management

Lead Director of the Boards of Directors of the Corporation and the Bank. Chief Executive Officer, BMW of the Main Line from July 2006 to December 2012; Managing Director of Strattech Partners, LLC, a business consulting and venture capital firm since January 2000; member of the Board of Trustees since 2008 and head of Audit Committee for Thomas Jefferson University; principal of Bala Properties West LLC, a dealership real estate holding company, since July 2010.

Mr. Murdoch’s years of experience as chief financial officer of Airgas, Inc., a New York Stock Exchange publicly traded company, from 1990 to 1996, provides the Board with the perspective of someone with direct responsibility for financial and accounting issues. Mr. Murdoch has been a Trustee of Thomas Jefferson University since 2008, and is chairman of their Audit Committee. Mr. Murdoch also served as a director of Susquehanna Patriot Bank for eight years, and as a bank commercial lender and vice president at the former Corestates Bank. He also manages his own companies, is the founder and managing director of a business consulting and venture capital firm. Mr. Murdoch has extensive experience in the field of mergers and acquisitions, and his finance experience and leadership skills make him a valuable resource to our Board.

	55	2006

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Below is certain information with respect to the non-director executive officers of the Corporation and Bank as of March 4, 2013:

J. Duncan Smith, CPA, 54, Treasurer and Chief Financial Officer of Corporation and Executive Vice President, Treasurer & Chief Financial Officer of Bank. Mr. Smith has been employed by the Corporation since April 2005 as Treasurer and Chief Financial Officer of the Corporation and as Executive Vice President, Treasurer and Chief Financial Officer of the Bank. Mr. Smith is a Certified Public Accountant, licensed in the Commonwealth of Pennsylvania.

Alison E. Gers, 55, Executive Vice President of Bank – Community Banking Division, Marketing, Technology and Information, Services and Operations. Ms. Gers was employed by the Bank in 1998 as Senior Vice President of Marketing. Ms. Gers was appointed Executive Vice President of the Bank in 2001. Since joining the Bank, Ms. Gers has held various positions. As of September 2005, Ms. Gers became responsible for the Community Banking Division, marketing, technology and information services and operations.

Joseph G. Keefer, 54, Executive Vice President of Bank—Chief Lending Officer. Mr. Keefer was employed by the Bank in 1991 as Vice President and Commercial Lending manager. Mr. Keefer was made the Bank’s Chief Lending Officer in December 1997. In February 2001, Mr. Keefer was appointed Executive Vice President and Chief Lending Officer of the Bank.

Geoffrey L. Halberstadt, 56, Secretary of Corporation and Executive Vice President, Secretary and Chief Risk Officer of the Bank. Mr. Halberstadt was employed by the Bank in 1991 as Vice President in the Construction Loan department and has held many positions over the years including Senior Vice President and Risk Management Officer of the Bank, Vice President of the Corporation and Chief Credit Policy Officer of the Bank. In April 2010, Mr. Halberstadt was appointed to his current position of Executive Vice President and Chief Risk Officer of the Bank and Secretary of the Corporation and the Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of shares of our common stock as of March 4, 2013 (except as otherwise indicated), for each of our directors, director nominees, certain executive officers and the persons known to us who may be beneficial owners of more than 5% of our common stock. The table also shows the total number of shares owned by the directors, director nominees and executive officers as a group.

Name	Common Stock(1)		Exercisable Stock Options(2)	Percent of Outstanding Stock
Current Directors and Nominees(8)
Andrea F. Gilbert	9,098		18,235	*
Donald S. Guthrie	77,826		—	*
Wendell F. Holland	7,396		11,985	*
Scott M. Jenkins	3,500		11,610	*
Jerry L. Johnson	2,224		—	*
David Lees	18,224		15,110
Lynn B. McKee	241
Britton H. Murdoch	14,469		12,449	*
B. Loyall Taylor, Jr.(3)	8,193	(4)	21,985	*
Named Executive Officers(5)
Frederick C. Peters II	45,741	(6)	124,200	1.26%
J. Duncan Smith	9,448	(7)	50,100	*
Alison E. Gers	9,176	(8)	60,100	*
Joseph G. Keefer	9,341	(9)	60,100	*
Francis J. Leto	10,115		24,611	*
All Directors and Executive Officers as a Group (15 persons)	226,994		439,640	4.94%

5% Owners

Fulton Financial Corporation One Penn Square Lancaster, PA 17602	970,062	(10)	—	7.19%

Ameriprise Financial, Inc. as parent of Columbia Management Investment Advisers, LLC 145 Ameriprise Financial Center Minneapolis, MN 55474	958,399	(11)	—	7.11%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	906,000	(11)	—	6.72%

BlackRock Inc. 40 East 52nd Street New York, NY 10022	775,224	(11)	—	5.75%

*	Less than one percent.

(1)

Certain of our directors have elected to defer their fees and stock awards through our Deferred Payment Plans for Directors. Among other options, under these plans, a director may elect to earn a yield on the deferred compensation based on changes in the price of our common stock (including dividends). Making this election creates phantom stock. Deferred fees which would otherwise be paid in the form of shares of our common stock are automatically converted to phantom stock units under the plans for at least one year. A share of phantom stock is economically equivalent to one share of common stock, but the directors do not have the present right to receive an actual share of stock or to vote the phantom stock unit. At such time as a director is entitled to receive a distribution of his account balance under the plan, he can elect to receive a distribution either in cash or shares of stock, as he directs. The below chart shows the number of shares of phantom stock outstanding for our directors as of March 4, 2013. Taking the number of shares of phantom stock held by directors into account together with the total security ownership of such persons as represented in the beneficial ownership table above, the applicable directors hold the economic equivalent of 5.41% of the Corporation’s stock (including exercisable stock options).

Name	Phantom Stock Held
Scott M. Jenkins	16,303
David E. Lees	6,306
B. Loyall Taylor, Jr.	40,098

For additional information, see the section entitled “DIRECTOR COMPENSATION—Directors’ Deferred Payment Plans” at page 19, and “NONQUALIFIED DEFERRED COMPENSATION—Deferred Bonus Plan for Executives” at page 43.

(2)

Stock ownership information includes shares that the individual has the right to acquire within sixty days of March 4, 2013. Each executive officer holds sole investment power over shares held for such executive officer in our 401(k) Plan. Unless otherwise indicated, each person has sole voting and investment power over the shares listed. There are no pledged shares.

(3)

Mr. Taylor’s term as a director expired as of May 2, 2012, and he served on the following Board Committees through the expiration of his term: Audit, Compensation, Executive, and Nominating and Corporate Governance.

(4)

Includes 4,173 shares held in a trust over which Mr. Taylor has sole voting and investment power, and 2,087 shares held in a trust over which Mr. Taylor, as co-trustee, has joint voting and investment power.

(5)	The address for our directors and named executive officers is c/o Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.
(6)	Includes 3,441 shares held for Mr. Peters in the 401(k) Plan, determined as of March 4, 2013.
(7)	Includes 3,543 shares held for Mr. Smith in the 401(k) Plan, determined as of March 4, 2013.
(8)	Includes 7,056 shares held for Ms. Gers in the 401(k) Plan, determined as of March 4, 2013.
(9)	All shares are held for Mr. Keefer in the 401(k) Plan, determined as of March 4, 2013.
(10)	Share total as of October 31, 2012, as reported on Schedule 13G by such shareholder.
(11)	Share total as of December 31, 2012, as reported on Schedule 13G by such shareholder.

CORPORATE GOVERNANCE

Introduction

All of our directors also serve as directors of certain of our subsidiaries, including the Bank, and serve on the same committees of each organization. Five of our directors also serve on the Bank’s Wealth Management Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (“Code of Ethics”). The Code of Ethics is available on our website at www.bmtc.com on the Investor Relations—Governance Documents page under the Code of Business Conduct and Ethics heading. Printed copies are available to any shareholder upon request. The Code of Ethics meets the requirements for a code of ethics for our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions under Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Under our Code of Ethics, the Board is responsible for resolving any conflict of interest involving the directors, executive officers and senior financial officers. The President and the Corporate Secretary are responsible for resolving any conflict of interest involving any other officer or employee.

Director Independence

The Board has determined that all of its members during 2012 were independent and met the independence requirements of the Nasdaq Stock Market, including the independence requirements for any committee on which such director served, except for Frederick C. Peters II, Francis J. Leto and Donald S. Guthrie. In determining the independence of its directors other than Mr. Peters, Mr. Leto and Mr. Guthrie during 2012, the Board of Directors considered routine banking transactions between the Bank or its affiliates and each of the directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, wealth management and fiduciary accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any payments made to companies with which they are associated, any contributions the Corporation made to non-profit organizations with whom any of the directors are associated, and any transactions described below in the section of this Proxy Statement under the heading “TRANSACTIONS WITH RELATED PERSONS” at page 49. In each case, the Board of Directors determined that none of the transactions, relationships or arrangements impaired the independence of the director.

Board Leadership Structure

At the present time, the Board believes that the Corporation’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Corporation’s business and the financial services industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Corporation’s independent directors bring experience, oversight and expertise from outside the Corporation and industry, while the Chief Executive Officer brings Corporation-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and its execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between management and strategy development on the one hand and independent oversight on the other.

Britton H. Murdoch, an independent director who serves as Chairman of the Executive Committee, was selected by the Board to serve as the Lead Director in 2012. As Lead Director, Mr. Murdoch presides over all Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Communications with Directors

Our Board of Directors provides a process for shareholders to send communications to the Board. Shareholders may communicate directly with any member or committee of our Board in writing by mailing the communication, first class mail, postage prepaid, to Bryn Mawr Bank Corporation, Board of Directors, P.O. Box 351, Bryn Mawr, PA, 19010-3396. A member of the audit department routinely checks and distributes mail sent to this post office box directly to the intended recipient(s).

Policy for Attendance at Annual Meeting

We have adopted a policy requiring all of our directors to attend our annual meeting. All of our directors attended our 2012 annual meeting.

Executive Sessions of Independent Directors

The independent members of our Board have in the past held, and will continue their practice in 2013 of holding, scheduled executive sessions on a regular basis but, in any event, not less than twice a year. Executive sessions were held at the conclusion of each meeting of the Board of Directors in 2012.

Risk Oversight

The Board believes that establishing the right “tone at the top” and full and open communication between management and the Board of Directors are essential for effective risk management and oversight. Our Chairman and Chief Executive Officer meets regularly with other executive officers to discuss strategy and risks facing the Corporation. Executive management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and other matters. Each quarter, the Board of Directors receives presentations from executive management on strategic matters, key challenges, and risks and opportunities for the Corporation.

The Board plays an active role, as a whole and also at the committee level, in overseeing management of the Corporation’s risks. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to areas of financial reporting, internal controls and compliance with accounting regulatory requirements. In accordance with Nasdaq Stock Market requirements, the Audit Committee discusses policies with respect to risk assessment and risk management with the Board. Reports addressing these responsibilities are regularly provided by management to the Audit Committee. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to our compensation policies and incentive programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and membership, succession planning for our directors, and corporate governance. The Risk Management Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to the Bank’s credit portfolio, asset and liability management, investment portfolio, information technology, various consumer regulatory matters, insurance coverage, and associated risks. The Wealth Management Committee assists the Board in fulfilling its risk oversight responsibilities with respect to the management of the risk associated with the Wealth Division’s fiduciary, investment, custodial and brokerage activities.

Additionally, the Board of Director’s leadership structure, with a combined Chairman and Chief Executive Officer and an independent Lead Director, provides substantial opportunities for the independent directors to interact with the management of the Corporation and Bank at various Board and committee meetings. The Board believes this interaction offers independent directors added insight to the risks of the Bank and the Corporation, and aids the Board in its risk management function.

Nominations for Directors

The Nominating and Corporate Governance Committee considers candidates for director nominations from various sources including other directors, our clients and other relevant constituencies, and may also engage, if it deems appropriate, a professional search firm. For incumbent directors whose terms of office are set to expire, it reviews the directors’ overall service to the Corporation during their terms, including the number of meetings attended, level of participation, quality of performance and their respective contributions towards advancing our interests and enhancing shareholder value. For a new director candidate, the committee reviews the candidate’s biographical information and qualifications and may check the candidate’s references, if applicable. The committee may obtain any additional information which it deems necessary. A qualified nominee will be interviewed by all members of the committee, if practicable. Serious candidates may meet with all members of the Board. Using the input from the interviews and information obtained, the committee evaluates whether a prospective candidate is qualified to serve as a director and whether it should recommend to the Board that the Board nominate (or select to fill a vacancy) the prospective candidate.

The Nominating and Corporate Governance Committee will use a similar process to evaluate nominees recommended by shareholders, provided that the shareholder complies with the procedures set forth below. The committee will consider written proposals from shareholders for nominees for director. Any nomination should be addressed to the Chairman, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396 and must include the following information: (a) the name and address, as they appear on our books, of the shareholder nominating a candidate; (b) the number of our shares which are beneficially owned by the shareholder (and if the shares are held in street name, the name of the brokerage firm holding the shares); (c) the name, age, business address and residence address of each proposed nominee; (d) the principal occupation or employment of the proposed nominee; (e) the number of shares of our stock beneficially owned by the proposed nominee, if any; (f) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other persons pursuant to which the shareholder is making the nomination, and (g) any other information required to be disclosed in solicitation of proxies for election of directors or other information required pursuant to Regulation 14A under the Exchange Act, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected.

All shareholder nominations must be received not less than 120 days before the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting.

In evaluating candidates for nominees for director, the committee considers:

•	our need for particular talents and experience;

•	that at least a majority of the directors be independent under the Nasdaq Stock Market rules; and

•

the requirement that our Audit Committee meet the financial literacy requirements under the Nasdaq Stock Market rules and that at least one of them qualifies as an Audit Committee financial expert under the rules of the Securities and Exchange Commission (the “SEC”).

In addition, members of the Board should also:

•	be of the highest ethical character;

•	share our values;

•	have reputations, both personal and professional, consistent with our image and our reputation;

•	be active in or former leaders of organizations;

•	possess knowledge in the fields of financial services and wealth management;

•	have an understanding of the Bank’s marketplace;

•	have relevant expertise and experience which will be useful in offering advice and guidance to the Chief Executive Officer;

•	be independent of any particular constituency; and

•	be able to represent all of our shareholders.

Nominees for director must also be willing to commit the necessary time to devote to Board activities and to enhance their knowledge of the financial services industry and be willing to assume broad fiduciary responsibility. Nominees for director should also have a commitment to enhancing shareholder value, including assisting in business development activities where appropriate. A nominee for director must be or become a shareholder upon joining the Board. Application of the above criteria may vary according to the particular areas of expertise desired to complement the existing composition of the Board.

In considering nominees for director, the committee also considers the Board’s desire to be a diverse body with diversity reflecting gender, ethnic background and professional experience. Our diversity policy is designed to create and foster a supportive and understanding environment in which all individuals realize their maximum potential, regardless of their differences. Our goal is to ensure that in carrying out our activities, we promote equality of opportunity across all activities, promote good relations between people of diverse backgrounds, and avoid unlawful discrimination.

OUR BOARD OF DIRECTORS

Our bylaws provide that our business will be managed by a Board of Directors of not less than eight and not more than twelve directors, as fixed from time to time by the Board of Directors. Our Board, as provided in the bylaws, is divided into four classes of directors, with each class being as nearly equal in number as possible. Assuming the nominees for director are elected at the Annual Meeting, there will continue to be ten (10) directors with three (3) members in Class I, two (2) members in Class II, three (3) members in Class III, and two (2) members in Class IV. The Corporation and the Bank have the same Board members.

Under our bylaws, persons selected by the Board to fill a vacancy serve as directors for a term expiring with the next annual meeting of shareholders. If a director is selected by the Board on or after the record date for an annual meeting, then the new director serves as a director until the subsequent annual meeting of shareholders. Each class of directors serves a four year term. Directors remain in their positions until their successors are elected and take office.

In 2012, our Board of Directors met ten (10) times. Each director attended at least 75% of the Board meetings held during 2012 and at least 75% of the Committee meetings that were held by each committee on which he or she served during 2012.

Information About Committees of our Board of Directors

Our Board has five standing committees. They are the Executive, Nominating and Corporate Governance, Risk Management, Audit and Compensation Committees. The Corporation and the Bank have the same committees with the same members for each committee, except that the Bank also has a Wealth Management Committee.

Executive Committee

The Executive Committee meets to discuss and act upon matters which require action during periods between meetings of our Board. The Executive Committee exercises the authority and powers of the Board at intervals between meetings of the full Board as permitted by law. During 2012, the committee held eight (8) meetings. The Bank’s Executive Committee also meets to ratify and approve certain of the Bank’s loans to customers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full Board. The committee also assists the Board in interpreting and applying corporate governance guidelines, reviews and assesses the adequacy of our corporate governance guidelines, our personal codes of conduct and related internal policies and guidelines, and recommends any proposed changes to the Board for approval. The committee has a charter which is available on our website at www.bmtc.com on the

Investor Relations—Governance Documents page under the heading Nominating and Corporate Governance Committee Charter. Each member of the committee is independent as defined by Nasdaq Stock Market rules. During 2012, the committee held three (3) meetings.

Risk Management Committee

The Risk Management Committee meets to review and manage the material business risks which confront us. The committee establishes and monitors policies and procedures designed to lead to an understanding of, and to identify, control, monitor and measure, our material business risks. Those risks include loan quality and concentration, interest rate and market risk, information technology risk, compliance risk, and liquidity risk. During 2012, the committee held eight (8) meetings.

Audit Committee

The Audit Committee meets at least quarterly. It has general oversight responsibilities regarding our financial reporting process and internal controls. The committee selects and evaluates the qualifications and performance of the independent registered public accounting firm. The committee meets with the internal auditor to review audit programs and the results of audits of specific areas, as well as other accounting regulatory compliance issues. In addition, the committee meets with the independent registered public accountant to review the results of the annual audit and other related matters. Further, the committee meets with the Chief Financial Officer to review accounting regulatory compliance issues. Each member of the committee is independent and financially literate as those terms are defined by the Nasdaq Stock Market. The committee held five (5) meetings in 2012. Our Board has determined, that Scott M. Jenkins and Britton H. Murdoch, each independent directors, are financial experts as defined by the regulations of the SEC. The Audit Committee has a charter which is available on our website at www.bmtc.com on the Investor Relations—Governance Documents page under the heading Audit Committee Charter.

Compensation Committee

The Compensation Committee is responsible for recommending to the full Board our compensation practices and for administering those practices. Each member of the committee is independent as defined by the Nasdaq Stock Market. During 2012, the committee held five (5) meetings. The committee has a charter which is available on our website at www.bmtc.com on the Investor Relations—Governance Documents page under the heading Compensation Committee Charter.

The Compensation Committee determines the salary and bonuses for our executive officers, and is responsible for setting and administering the policies for our equity incentive programs. Among other responsibilities discussed in the Compensation Committee Charter, the committee has the responsibility to:

•

annually review and approve corporate goals and objectives for the compensation of the Chief Executive Officer; evaluate the Chief Executive Officer’s performance; and determine and approve the compensation and benefits to be paid to the Chief Executive Officer;

•

annually review and discuss with the Chief Executive Officer the performance of all other executive officers; evaluate their performance; and determine and approve the compensation and benefits to be paid to them;

•	review and recommend to the full Board the compensation for non-employee directors;

•	administer equity incentive award programs and determine the awards to be granted under those plans; and

•	review and provide, if appropriate, recommendations to the full Board regarding compensation and benefit policies, plans and programs.

The Compensation Committee normally will not grant equity incentive awards except during a period when trading is open (not blacked-out) in the Corporation’s common stock by our executive officers and directors under our Securities Trading Policy. Under our current policies, that period generally begins on the third business day after quarterly earnings are released and ends fifteen days prior to the close of the next fiscal quarter. Only the committee, not management, determines the timing of equity incentive awards.

The Compensation Committee has the authority to hire third party consultants for compensation matters and the authority to review and approve any third party consultants recommended or hired by management. For more information regarding the Compensation Committee’s use of consultants, see “COMPENSATION DISCUSSION AND ANALYSIS—Benchmarking Data and Use of Compensation Consultants” on page 31 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Corporation or any of its subsidiaries during the year 2012 or during prior years. None of the members of the Compensation Committee had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K under the Exchange Act nor any other interlocking relationships as defined by the SEC.

Wealth Management Committee

The Bank’s Wealth Management Committee meets at least quarterly and has general supervision over the Bank’s Wealth Management Division and its investments. The committee held six (6) meetings during 2012. The Wealth Management Committee reviews and approves policies and procedures for the Wealth Management Division’s investment activities, approves certain discretionary distributions from trusts of which the Bank is trustee, reviews and confirms new accounts and provides direction for the overall strategic direction of the division.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2012.

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Andrea F. Gilbert	35,250		30,186	2,214	67,650
Donald Guthrie	30,500		30,186	1,964	62,650
Wendell F. Holland	38,500		30,186	2,214	70,900
Scott M. Jenkins(5)(6)	48,500		30,186	2,214	80,900
Jerry L. Johnson	38,000		30,186	1,214	69,400
David R Lees(5)	39,750		30,186	2,214	72,150
Lynn B. McKee(7)	—		—	—	—
Britton H. Murdoch	58,500	(8)	40,181	3,632	102,313
B. Loyall Taylor, Jr. (5)	9,500		—	769	10,269

(1)

Frederick C. Peters II and Francis J. Leto are not included in this table as they are employees of the Corporation and the Bank and thus receive no compensation for their service as directors. Compensation information for each of Messrs. Peters and Leto can be found in “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” beginning at pages 21 and 35, respectively.

(2)

The dollar amount represents 607 shares of common stock at the market price of $20.57 on May 8, 2012, granted to each of the directors as part of their annual retainer as well as 1,500 Performance Awards granted to each director as part of their Board compensation package and 847 additional Performance Awards granted to Mr. Murdoch for his services as Lead Director. We do not issue fractional shares, but instead issue cash in lieu of fractional shares. We paid the difference between the directors’ $12,500 annual retainer and the value of the awarded stock to the directors in cash.

(3)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of both the unrestricted common stock granted to the directors in connection with their annual retainers, as well as restricted common stock underlying the Performance Awards granted to directors in 2012. See “COMPENSATION DISCUSSION AND ANALYSIS – Emphasis on Long-Term Incentives – Equity Grants and Deferred Bonus Plans” at page 32 for more information regarding Performance Awards.

(4)

Includes the dividends that are accrued on the Performance Stock Awards granted in August 2010, August 2011 and August 2012. The dividends will be paid at vesting (subject to vesting requirements) of the awards in 2013, 2014 and 2015, respectively. Also included is the cash paid in lieu of fractional shares for the Directors’ retainers.

(5)	Each of these directors elected to defer their fees and stock awards through our Deferred Payment Plans for Directors.
(6)

Mr. Jenkins serves as an independent director for the Corporation’s subsidiary, The Bryn Mawr Trust Company of Delaware, and was paid a fee of $1,000 for attending each of that entity’s four meetings in 2012.

(7)	Ms. McKee received no compensation in 2012 as she was named a Director in 2013.
(8)	Includes cash paid to Mr. Murdoch in 2012 as compensation for his additional services as Lead Director.

The below chart indicates the aggregate number of shares underlying outstanding stock and option awards for each of our directors as of December 31, 2012:

Director	Number of Shares Underlying Stock Awards	Number of Shares Underlying Option Awards	Options Vested	Options Unvested
Andrea F. Gilbert	4,563	20,725	18,235	2,490
Donald Guthrie	4,171	—		—
Wendell F. Holland	4,563	14,475	11,985	2,490
Scott M. Jenkins	4,563	14,100	11,610	2,490
Jerry L. Johnson	3,000	—	—	—
David R. Lees	4,563	17,600	15,110	2,490
Britton H. Murdoch	7,413	16,082	12,449	3,633
B. Loyall Taylor, Jr.	1,201	24,475	21,985	2,490

Directors’ Fees

At its first meeting after each annual meeting, the Compensation Committee reviews the components of director compensation and makes recommendations to the full Board of Directors regarding any changes that the Compensation Committee believes should be made to director compensation.

We have agreed to pay, and our non-employee independent directors have agreed to accept payment of, their annual $12,500 retainer compensation in the form of our common stock, payable at the Board’s organizational meeting, generally held in April of each year at the market value of the stock on the day prior to the day of payment.

In addition to the annual retainer, each non-employee director was paid a fee of $1,000 for each Board meeting attended (except for special purpose sub-committees for which $500 or $1,000 was paid), $1,000 for attending the organization meeting held after the annual meeting each year, and $1,000 for each committee meeting attended for the period from January 2012 to the annual meeting held on May 2, 2012. For the period of May 2, 2012 through December 31, 2012 each non-employee director was paid a fee of $1,500 for each Board meeting attended (except for special purpose sub-committees for which $500 or $1,250 was paid), and $1,250 for each committee meeting attended. A separate fee is not paid to directors for attending a Corporation Board meeting held on a Bank Board meeting day. From time to time, directors may be reimbursed for travel expenses associated with attendance at Board or committee meetings. A $7,500 fee was paid to the Audit Committee Chair in 2012 and a $2,500 fee was paid to the chair of each of the other committees. We paid the Lead Director additional fees of $20,000 in cash and 847 Performance Awards (as defined in the Section titled “COMPENSATION DISCUSSION AND ANALYSIS – Emphasis on Long-Term Incentives – Equity Grants and Deferred Bonus Plans” at page 32) in 2012.

All of the directors’ fees are paid by the Bank except for the fee for attending the organization meeting held after the annual meeting, which is paid by the Corporation.

Equity Awards

Directors are eligible to participate in our 2010 Long-Term Incentive Plan (“2010 LTIP”). In a given year, each non-employee director serving after our Annual Meeting is eligible to be granted equity awards under our 2010 LTIP, at such number and on such terms as the Board of Directors, in its discretion, decides to grant. In 2012, each of our non-employee directors was granted Performance Awards under our 2010 LTIP. See “COMPENSATION DISCUSSION AND ANALYSIS – Emphasis on Long-Term Incentives – Equity Grants and Deferred Bonus Plans” on page 32 of this Proxy Statement for additional information regarding Performance Awards.

Directors’ Deferred Payment Plans

Under our Deferred Payment Plan for Directors and an identical plan for the Bank’s directors (the “Director Plans”) a director may defer receipt of a portion or all of the fees paid for service as a director. The Director Plans are non-qualified plans and the Director Plans’ funds are held in a trust administered by the Bank’s Wealth Management Division. Under the Director Plans, a participating director may earn a yield on the deferred director’s fees based on the yield on one or more different investment funds. The investment options include fifteen outside independent mutual funds, a Bryn Mawr Trust brokerage account through which the director may freely select his or her own investments, and an investment in our common stock. A director may change his or her investment options quarterly, except that any fees deferred which would otherwise have been paid in the form of shares of our common stock must remain invested under the Director Plans in units of phantom stock for one year following the deferral date. All distributions from the deferred account must be in cash or shares of our common stock (or equivalent phantom stock), as selected by the director. The director may choose to have the deferred account distributed to him or her on: (a) the date he or she ceases to serve as a director; (b) his or her 65th birthday; or (c) any date in the three year period after the director ceases to serve as a member of the Board. Payments to the director may be made in annual installments payable for up to ten years or in a single lump sum payment. Upon a director’s death prior to the distribution date, his or her beneficiary will be paid the balance in the director’s account in a single lump sum payment. The Board may amend or terminate the Director Plans, in whole or in part, without the consent of any director who has deferred compensation into the Director Plans, but an amendment may not adversely affect the amounts credited to a director’s account before the amendment. The right to receive future payments under the Director Plans is an unsecured claim against our general assets.

PROPOSAL 2 – A NON-BINDING ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires that we include in this Proxy Statement the opportunity for our shareholders to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers (sometimes referred to as “Say-on-Pay”). Accordingly, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement, is hereby approved.”

While this vote is non-binding, the Board and the Compensation Committee expect to take into account the outcome of this vote in considering future executive compensation arrangements. It is our practice, based on Board recommendation and shareholder approval in 2011 of a yearly frequency, to submit a Say-on Pay resolution to shareholders on a yearly basis. We will submit another non-binding vote to shareholders with respect to the frequency of the Say-on-Pay vote no later than our annual meeting in 2017.

As described in detail under “Compensation Discussion and Analysis,” the Board believes that the talents of our employees have a significant influence on our long-term success. Our compensation system plays a significant role in our ability to attract, retain and motivate a quality workforce. The Board believes that our current compensation program links executive compensation to performance, aligning the interests of our executive officers with those of our shareholders and encourages you to review carefully the Compensation Discussion and Analysis beginning on page 21 and the tabular and other disclosures on Executive Compensation beginning on page 35 of this Proxy Statement.

Proxies solicited by the Board will be voted FOR the above resolution, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE FOR THE SAY-ON-PAY RESOLUTION.

COMPENSATION DISCUSSION AND ANALYSIS

At the 2012 annual meeting, the Corporation’s shareholders approved the non-binding advisory vote on our 2011 named executive officer compensation by over 96% of the votes cast. Due to the overwhelming shareholder approval, the Compensation Committee reviewed and recommended compensation in a manner consistent with past practices in 2012.

Our Goal

The goal of our executive compensation methodology is to retain and reward leaders who create long-term value for our shareholders. This goal affects the compensation elements we use and our compensation decisions. Our compensation methods reward sustained financial and operating performance and leadership excellence, align the executives’ long-term interests with those of our shareholders and motivate executives to remain with the Corporation for long and productive careers built on expertise.

The following is a summary of key considerations affecting the Compensation Committee’s determination of compensation for the named executives.

Emphasis on Consistent and Relative Performance

Our compensation methods provide competitive pay opportunity for executives who demonstrate superior performance for sustained periods of time. The amount of compensation paid to each named executive officer reflects the fact that he or she has consistently contributed, and is expected to continue to contribute, to the Corporation’s success. In evaluating consistent performance, we also weigh heavily relative performance of each executive in his or her division.

Our emphasis on consistent performance affects our discretionary annual cash bonus and equity incentive compensation, which are determined with the prior year’s award or grant serving as an initial basis for consideration. After an assessment of a named executive’s past performance and expected future contribution to the Corporation’s results, as well as the performance of any business or function he or she leads, the Compensation Committee uses its judgment in determining the amount of bonus or equity award and the resulting percentage change from the prior year. We generally incorporate current-year, past and expected performance into our salary decisions. Therefore, percentage increases or decreases in the amount of annual salary tends to be more gradual than in a framework that is focused solely on current-year performance.

Discretion and Judgment

The Compensation Committee does not use formulas in determining the amount and mix of compensation granted to named executive officers. Thus, the Compensation Committee evaluates a broad range of both quantitative and qualitative factors, including reliability in delivering financial and growth targets, performance in the context of the economic environment relative to other companies, a track record of integrity, good judgment, the vision and ability to create further growth, the ability to lead others, prior period compensation received by the executive, results of competitive surveys, and competitive industry factors and budgetary considerations. The evaluation of a named executive’s performance against his or her performance objectives plays a significant role in awarding the discretionary annual cash bonus and also contributes to a determination of overall compensation.

Significance of Company and Divisional Results

The Compensation Committee primarily evaluates the named executives’ contributions to their individual business divisions or functions and their impact on the Corporation’s overall performance. The Compensation Committee believes that the named executives share the responsibility to support the goals and performance of the Corporation as key members of the Corporation’s leadership team. While this compensation philosophy influences all of the Compensation Committee’s compensation decisions, it has the biggest impact on annual equity incentive awards.

Consideration of Risk

Our compensation methods are discretionary and balance short and long-term goals for the named executive officers and the Corporation. Under this structure, the highest amount of compensation can be achieved through consistent achievement-based performance over sustained periods of time. The Compensation Committee strives to provide strong incentives to manage the Corporation for the long-term, while avoiding excessive risk taking in the short-term. Goals and objectives reflect a fair mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. While bonuses are granted to reward executives in the short term, equity awards such as Performance Awards are granted to incentivize executives towards long-term goals and sustained shareholder value. Likewise, the elements of compensation are balanced among current cash payments, equity awards and optional deferred bonus plans. With limited exceptions, the Compensation Committee retains a large amount of discretion to adjust compensation for quality of performance and adherence to company values.

The Compensation Committee annually reviews the relationship between our risk management practices and the incentive compensation we provide to our named executives to confirm that our incentive compensation does not encourage unnecessary and excessive risks. The Compensation Committee also reviews the relationship between risk management practices, corporate strategy and senior executive compensation.

Compensation Actions for 2012

The Compensation Committee, together with Mr. Peters, evaluated and approved 2012 executive compensation in the context of the Corporation’s performance, market competition, acquisition activities, the achievement of the Company’s strategic initiatives and the economic issues facing the financial services industry.

The Compensation Committee focuses largely on Chief Executive Officer compensation to assure that it reflects operating and stock performance and demonstrates awareness of investor sentiment. Together with Mr. Peters, the Compensation Committee also considers compensation of the other executive officers to achieve the right balance of incentives to appropriately reward and retain executives and maximize their performance over the long-term.

Although the Corporation’s compensation methods are subject to adjustment as conditions change, the Compensation Committee strives to maintain consistency in its philosophy and approach, making periodic improvements that are consistent therewith. The Compensation Committee recognizes that value-creating performance by an executive or group does not necessarily translate immediately into appreciation of the Corporation’s stock price, however, the Compensation Committee intends to continue to reward management performance based on its belief that, over time, strong operating performance and earnings growth will be reflected through level or increased stock prices.

In 2012, a year in which a slowly recovering economy and historically low interest rates continued to impact the financial services industry, the Corporation’s leadership delivered $21.1 million in net income. In addition, on May 15, 2012 the Corporation successfully acquired the Davidson Trust Company (“DTC”), which contributed more than $1.1 billion in assets under management and $929,000 thousand in net income (the “DTC transaction”). Additionally, the Corporation successfully acquired certain assets and liabilities from First Bank of Delaware (“FBD”) on November 17, 2012 which added $76.6 million in loans and $70.3 in deposits, strengthened the Bank’s net interest margin and expanded the Bank’s retail branch footprint into Northern Delaware (the “FBD transaction”).

The Corporation made progress on several of its initiatives and performance points in 2012 including:

•	the Corporation’s stock price increasing from $19.49 at December 31, 2011, to $22.27 at December 31, 2012;

•

the Wealth Management Division assets under management, administration, supervision and brokerage increasing from $4.83 billion at December 31, 2011 to $6.66 billion at December 31, 2012 due in part to the acquisition of DTC;

•	increasing the Wealth Management Division’s revenue by $8.1 million, including DTC revenue, for the year ended December 31, 2012, compared to that ended December 31, 2011;

•	increasing loan balances 7.96%, including FBD loan balances, while maintaining an overall high level of credit quality in the Bank’s loan and lease portfolio;

•	continued reduction in non-performing loans and reduction of yearly charge-offs to 18 basis points of the loan portfolio; and

•	establishment of the Corporation’s 19th full-service retail branch in Bala Cynwyd, Pennsylvania.

Determining Compensation For Named Executive Officers

Each year, members of the Corporation’s executive management and Board of Directors develop objectives that they believe should be achieved for the Corporation’s continued success. Mr. Peters then reviews those objectives with the Compensation Committee for the purpose of establishing individual performance goals for himself. Mr. Peters also develops objectives that each named executive officer is expected to achieve, and which are used to assess his or her performance. These objectives are reviewed with the Compensation Committee at the beginning of each year. Mr. Peters leads the assessment of each named executive officer’s individual performance against the objectives, the Corporation’s overall performance and the performance of the division or function of the business for which the executive is responsible. Also included in the discussion are deliberations about compensation matters such as past compensation, compensation practices and guidelines, company performance, current industry compensation practices and competitive market information. In most years, Mr. Peters then makes an initial compensation recommendation to the Compensation Committee for each named executive officer. The named executive officers do not play a role in their compensation determination, other than discussing with Mr. Peters their individual performance against their predetermined objectives.

In early 2012, the Compensation Committee determined to make salary increases based on the merits and achievements of the performance objectives of the individual executive officers during 2011.

The 2012 performance objectives for the named executive officers were reviewed and considered in connection with determining the 2012 bonuses that were paid in early 2013. In addition to the factors taken into account each year (see “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Elements We Use to Achieve Our Goal – Base Salary and Discretionary Bonus” on page 31 of this Proxy Statement), the Compensation Committee placed particular emphasis on the following factors in connection with its bonus decisions for 2012:

•	the Corporation’s net income exclusive of merger related expenses;

•	the significant increase in Wealth Management Division assets;

•	the success of acquiring and integrating the assets and operations of DTC into the Bank;

•	the increase of the Corporation’s stock price from $19.49 at December 31, 2011, to $22.27 at December 31, 2012;

•	maintaining a very competitive net interest margin of 3.85% for 2012 in a climate of decreasing interest rates and shrinking margins in the financial services industry; and

•	the success of acquiring the deposits, loans and a branch office from First Bank of Delaware.

The Corporation also granted restricted stock awards called Performance Awards to each named executive officer in 2012. See the section titled “COMPENSATION DISCUSSION AND ANALYSIS – Emphasis on Long-Term Incentives – Equity Grants and Deferred Bonus Plans” and “EXECUTIVE COMPENSATION – Grants of Plan Based Awards Table” on pages 32 and 38, respectively, of this Proxy Statement for more information regarding such grants.

Mr. Peters

In 2012, Mr. Peters’ salary was $400,000 which represented an increase of $10,000 based on his merits and achievements during 2011. Mr. Peters’ 2012 bonus was $200,000, which was equal to his 2011 bonus payment. The Compensation Committee considered the factors described in “COMPENSATION DISCUSSION AND ANALYSIS – Determining Compensation For Named Executive Officers” on page 23 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Peters’ 2012 salary and bonus increase.

Mr. Peters’ 2011 individual goals and performance applicable to the Compensation Committee’s determination of his 2012 base salary included:

Financial Objectives	Goal	Actual Performance
Net Income (exclusive of merger related expenses)	Increase to $18.3 million	Increased to $20.0 million
Wealth Management Division Revenue	Increase 12.2%	Increased 9.13%*

*	Including the HTC transaction, the Wealth Management Division Revenue increased 39.8%.

Mr. Peters’ 2011 strategic and operational goals included completing the acquisition and integration of the private wealth management group (“PWMG”) of Hershey Trust Company (“HTC”) which was acquired in May 2011, continuing to pursue both banking and wealth acquisition opportunities, continuing to implement the diversity policy including diversity training and working closely with the Lead Director and the Board to implement the “3-5-3 Strategic Plan.”

Mr. Peters was successful in meeting substantially all of the goals set for him in 2011. Although Mr. Peters did not meet his 2011 goal for increasing Wealth Management Division Revenue, the Compensation Committee took into account the particularly challenging level at which the goal was set, as well as Mr. Peters’ role in the HTC transaction which had a substantial impact of increasing the Wealth Management Division Revenue by 39.8%. Additionally, Mr. Peters successfully managed the completion of the acquisition of the PWMG of HTC and its integration in September 2011. Mr. Peters also continued to pursue both banking and wealth acquisition opportunities in 2011 by reviewing possible transactions with numerous other entities. With respect to the diversity policy, Mr. Peters implemented training and conducted meetings with some of the Bank’s largest vendors to discuss the integration of more diverse individuals working on the Bank’s account. Finally, Mr. Peters met frequently with the Lead Director and the Board in 2011 in connection with further implementation of the “3-5-3 Strategic Plan.”

Mr. Peters’ 2012 individual goals and performance applicable to the Compensation Committee’s determination of his 2012 bonus included:

Financial Objectives	Goal	Actual Performance
Net Income (exclusive of merger related expenses)	Increase to $21.6 million	Increased to $22.8 million
Increase Net Income (exclusive of merger related expenses)	Increase of 9.5%	Increase of 14.6%
Increase Earnings Per Share (exclusive of merger related expenses)	Increase to $1.63	Increased to $1.75
Increase Wealth Revenue	Increase to $26.1 million	Increased to $25.6 million; $29.8 million including DTC
Pre-Tax Wealth margin	40%	41.3% excluding DTC

Mr. Peters’ 2012 strategic and operational goals included completion of the acquisition and integration of DTC, actively pursuing banking and wealth acquisition opportunities, working with the Lead Director to update and implement the Corporation’s strategic plan, the construction and opening of the Bank’s new Bala Cynwyd branch, and securing a branch site in Delaware.

Mr. Peters was successful in meeting substantially all of the goals set for him in 2012. Although Mr. Peters did not meet his goal for increasing Wealth Management Division Revenue, the Compensation Committee took into account the particularly challenging level at which the goal was set, as well as Mr. Peters’ role in the DTC transaction and the fact that the DTC transaction had a substantial impact of increasing the Wealth Management Division Revenue by 37.5%. Additionally, Mr. Peters successfully managed the acquisition and conversion of the FBD transaction. Mr. Peters also continued to pursue both banking and wealth acquisition opportunities by reviewing possible transactions with numerous other entities. Mr. Peters continued to lead the organization in the implementation and advancement of its diversity policy. Mr. Peters successfully led the effort in approving the updated 3-8-3 Strategic Plan. Finally, the Bank opened its 19th retail branch office in Bala Cynwyd and secured a retail branch site in Greenville, Delaware.

Mr. Smith

In 2012, Mr. Smith’s salary was increased to $230,600 which represented an increase of $4,744 based on his merits and achievements during 2011. Mr. Smith’s 2012 bonus was $100,000 which is an increase of $2,000 over his 2011 bonus. The Compensation Committee considered the factors described in “COMPENSATION DISCUSSION AND ANALYSIS – Determining Compensation For Named Executive Officers” on page 23 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Smith’s 2012 salary and bonus.

Mr. Smith’s 2011 and 2012 goals included no specific financial objectives, but instead related to strategic and operational goals in connection with his role as head of the Finance Division.

Mr. Smith’s 2011 individual goals and performance applicable to the Compensation Committee’s determination of his 2012 base salary included:

•	Evaluating the capital markets and preparing for a possible common stock offering for the Corporation in 2011;

•	Continuing to utilize the request for waiver program and maximizing raising capital of approximately $3 to $6 million through this program;

•	Assisting with various acquisition projects by performing due diligence;

•	Maintaining liquidity through the continued development of various wholesale funding sources and managing the investment portfolio in accordance with the Corporation’s Investment and ALCO policies;

•	Actively participating in investor conferences;

•

Meeting all internal, external and regulatory reporting deadlines, improving the overall efficiency including reducing backlog of productivity projects in 2011, and adjusting staff levels and structure to meet the demands of the Corporation’s enhanced growth strategy; and

•	Streamlining the budget process.

Mr. Smith was generally successful in achieving and exceeding the objectives set for him in 2011. Particular credits include raising approximately $8.1 million in capital in 2011 through the request for waiver program, successful completion of the HTC transaction, including handling regulatory filings, registration statements and other SEC filings, Nasdaq requirements, and conversion and post-closing matters. Additionally, he updated the liquidity funding plan, maintained an above-average industry standard net interest margin, actively participated in numerous investor conferences, met all internal and external reporting deadlines, managed the Corporation’s investment portfolio with no other-than-temporary impairment charges, and continued to work towards streamlining the budget process.

Mr. Smith’s 2012 individual goals and performance applicable to the Compensation Committee’s determination of his 2012 bonus included:

•	Managing the Corporation capital needs through ongoing stress testing, and maximizing the raising of capital through public offerings or the request for waiver program;

•	Assisting with various acquisition projects by performing due diligence;

•	Maintaining liquidity through the continued development of various wholesale funding sources and managing the investment portfolio in accordance with the Corporation’s Investment and ALCO policies;

•	Actively participating in investor conferences;

•

Meeting all internal, external and regulatory reporting deadlines, including updating of the shelf registration, adjusting staff levels and structure to meet the demands of the Corporation’s growth strategy, and promoting diversity within the Finance Group;

•	Working with the Facilities/HR Director on construction projects, and re-launching of the Corporation’s performance management system; and

•	Reviewing strategies to improve interest rate margins through payoff of high rate debt and forward swap transactions.

Mr. Smith was successful in achieving and exceeding the objectives set for him in 2012. Particular credits include raising approximately $2 million in capital in 2012 through the request for waiver program, successful completion of the DTC and FBD transactions, including conversion and post-closing matters, handling regulatory filings, registration statements and other SEC filings, maintaining the liquidity plans, aggressively working to protect the net interest margin, actively participating in investor conferences, meeting all internal and external reporting deadlines, managing the Corporation’s investment portfolio with no other-than-temporary impairment charges and promoting diversity within the Finance Division.

Ms. Gers

In 2012, Ms. Gers’ salary was increased to $234,293 which represented an increase of $4,819 based on her merits and achievements during 2011. Ms. Gers’ 2012 bonus was $136,000, which is an increase of $21,000 over her 2011 bonus. The Compensation Committee considered the factors described in “COMPENSATION DISCUSSION AND ANALYSIS – Determining Compensation For Named Executive Officers” on page 23 of this Proxy Statement including the individual performance goals described below in connection with determining Ms. Gers’ 2012 salary and bonus.

Ms. Gers’ 2011 individual goals and performance applicable to the Compensation Committee’s determination of her 2012 base salary included:

Financial Objectives	Goal	Actual Performance
New Transaction Accounts	Increase 8%	Increased 12%
Fee Income	Increase 8%	Increased 11.6%
Organic Deposit Funding Cost	Bottom 1/3 of regional competition	3rd lowest cost of funds compared to regional competition

Ms. Gers’ 2011 strategic and operational goals included completing the integration of the technology infrastructure updates and reducing direct expenses in areas of responsibility including, but not limited to, deposits, marketing and information technology.

Ms. Gers was successful in meeting all of the goals established for her in 2011. The Compensation Committee took into account when determining Ms. Gers’ 2012 salary the facts that all of her other objectives were met, she was able to increase new transaction accounts, grow fee income, and manage organic funding rates. Additionally, Ms. Gers successfully supported the Bank to complete the HTC transaction and in connection with due diligence efforts it conducted on several potential acquisitions.

Ms. Gers’ 2012 individual goals and performance applicable to the Compensation Committee’s determination of her 2012 bonus included:

Financial Objectives	Goal	Actual Performance
New Transaction Accounts	Increase 8%	Increased 5.76%
Fee Income	Increase 6%	Increased 8.76%
Organic Deposit Funding Cost	Bottom 1/3 of regional competition	3rd lowest cost of funds compared to regional competition including wholesale sources

Ms. Gers’ 2012 strategic and operational goals included completing a systems conversion with minimal impact to customers and staff, continuing to implement the company’s diversity program, and maintaining 2011 cost and direct expense levels in her areas of responsibility including, but not limited to, deposits, marketing and information technology.

Ms. Gers was successful in meeting significantly all of the goals established for her in 2012, with the exception of the increase in new transaction accounts as a result of the Corporation’s determination to de-emphasized deposit growth due to excess funding. The Compensation Committee took into account when determining Ms. Gers’ bonus the facts that the majority of her objectives were met, as fee income increased substantially, and organic funding rates were properly managed according to plan. Additionally, Ms. Gers provided a leadership role in the assessment, development and implementation of strategic initiatives to improve the Bank’s information technology platforms, successfully supported the Bank in connection with the enterprise effort to complete the FBD transaction and corresponding conversion, and supported the Bank in connection with due diligence efforts it conducted on several potential acquisition transactions.

Mr. Keefer

In 2012, Mr. Keefer’s salary was $232,723 which represented an increase of $4,563 based on his merits and achievements during 2011. Mr. Keefer’s 2012 bonus was $100,000, which is an increase of $2,000 over his 2011 bonus. The Compensation Committee considered the factors described in “COMPENSATION DISCUSSION AND ANALYSIS – Determining Compensation For Named Executive Officers” on page 23 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Keefer’s 2012 salary and bonus.

Mr. Keefer’s 2011 individual goals and performance applicable to the Compensation Committee’s determination of his 2012 base salary included:

Financial Objectives	Goal	Actual Performance
Growth of Average Loan Assets*	Increase from $1.20 billion to $1.29 billion	Increased to $1.29 billion
Net Charge-Offs for “Traditional Bank”**	Maintain below $4.5 million or 45 basis points of average loans	Decreased to $3.1 million
BMT Leasing Company – net income	Increase to $650 thousand at a 2.60% funding rate	Increased to $658 thousand at a 2.60% funding rate
BMT Leasing Company – delinquencies	Decrease to 2.15%	Decreased to 1.24%
BMT Leasing Company – charge-offs	Decrease to less than $1.6 million	Decreased to $1.017 million

*	“Loan Assets” are Traditional Bank loans inclusive of First Keystone loans, net of loan mark.
**	“Traditional Bank” excludes leasing portfolio activity.

Mr. Keefer’s strategic and operational goals in 2011 included proactively fostering referrals into Private Banking, Wealth Management and Lau Associates, capitalizing on the new lending opportunities afforded the Bank through the merger with First Keystone Bank, continuing to provide leadership, direction and solutions with respect to First Keystone’s and the Bank’s problem loans, and attending a wealth management and/or bank leadership seminar.

Mr. Keefer met all of the goals established for him in 2011. The Compensation Committee took into account when determining his 2012 salary, the facts that all of Mr. Keefer’s objectives were attained, as well as Mr. Keefer’s other significant contributions which included presenting at two investor conferences, contributing on analyst earnings calls, and successful restructuring of the Commercial Banking Division.

Mr. Keefer’s 2012 individual goals and performance applicable to the Compensation Committee’s determination of his 2012 bonus included:

Financial Objectives	Goal	Actual Performance
Achievement of Year-end Loan Balances	$1.338 Million	Year-end Balance $1.321
Net Charge-Offs for “Traditional Bank”*	Maintain below $5.2 million or 40 basis points of average loans	Decreased to $2.3 million
BMT Leasing Company – net income	Increase to $1.05 million	Increased to $1.587 million
BMT Leasing Company – delinquencies	Decrease to 1.5%	Decreased to .55%
BMT Leasing Company – charge-offs	Decrease to less than $1.2 million	Decreased to $363 thousand
BMT Leasing Company – Year-end assets	$33 million	$32.5 million

*	“Traditional Bank” excludes leasing portfolio activity.

Mr. Keefer’s strategic and operational goals in 2012 included proactively fostering referrals into the Wealth Management Division, enhancement of exception tracking and portfolio monitoring within the credit division portfolios, continuing to provide leadership and supervise staffing in the credit division, direction and solutions with respect to the Bank’s problem loans, and continued implementation of the Bank’s diversity program.

Mr. Keefer met substantially all of the goals established for him in 2012. The Compensation Committee took into account when determining his bonus, the facts that Mr. Keefer’s objectives were attained, with the exception of the BMT Leasing Company goal which achieved 98.5% of the asset target level, as well as Mr. Keefer’s other significant contributions which included his leadership role in maintaining high credit quality standards and results, participation and presentation at numerous investor conferences, contributing on analyst earnings calls, and successfully supporting the analysis, credit due diligence and conversion processes associated with the FBD transaction.

Mr. Leto

In 2012, Mr. Leto’s salary was $285,000 which represented an increase of $10,000 based on a number of factors reviewed by the Compensation Committee, as discussed below. Mr. Leto’s 2012 bonus was $135,000, which is an increase of $15,000 over his 2011 bonus. In addition to the other factors described herein, the Compensation Committee considered the factors described in “COMPENSATION DISCUSSION AND ANALYSIS – Determining Compensation For Named Executive Officers” on page 23 of this Proxy Statement including the individual performance goals described below in connection with determining Mr. Leto’s 2012 salary and bonus.

Mr. Leto’s 2011 individual goals and performance applicable to the Compensation Committee’s determination of his 2012 base salary included:

Financial Objectives	Goal	Actual Performance
Assets Under Management, Administration, Supervision and Brokerage	Increase 7%	Increased 12%
Wealth Management Division Revenue	Increase 13%	Increased 9.13%*
Pre-Tax Wealth Management Margin	Increase to 35%	Increased to 45.1%

*	Including the HTC transaction, the Wealth Management Division Revenue increased 39.8%.

Mr. Leto’s 2011 strategic and operational goals included completing the Wealth Management Division’s SunGard conversion by September 30, 2011, completing the acquisition and integration of the PWMG of HTC by September 30, 2011, and continuing to work with the Chief Executive Officer to define and pursue additional acquisition opportunities.

Mr. Leto was successful in achieving substantially all of his performance goals in 2011. Although Mr. Leto did not meet his goal for increasing Wealth Management Division revenue, the Compensation Committee took into account when determining Mr. Leto’s 2012 salary the particularly challenging level at which the goal was set, as well as Mr. Leto’s role in negotiating and closing the HTC transaction, the fact that the HTC transaction increased the Wealth Management Division revenue by 39.8%, and the role and significant contribution the Wealth Management Division makes to the Bank’s overall success, specifically with respect to revenue and profitability. The committee also noted the fact that Mr. Leto does not participate in the Bank’s supplemental retirement plan, and Mr. Leto’s increased responsibilities in his added role of General Counsel for the Corporation and the Bank. In addition, the Committee took into account the compensation of similarly situated officers from Susquehanna Bank and National Penn Bank, as well as the compensation of the Corporation’s and Bank’s other executive officers.

Mr. Leto’s 2012 individual goals and performance applicable to the Compensation Committee’s determination of his 2012 bonus included:

Financial Objectives	Goal	Actual Performance
Assets Under Management, Administration, Supervision and Brokerage	Increase 7%	Increased 14.2%
Wealth Management Division Revenue	Increase 21.2%	Increased 17.9%*
Pre-Tax Wealth Management Margin	Increase to 40%	Increased to 41.3%
The Bryn Mawr Trust Co of DE achieve profitability	Greater than zero	Achieved profit of $34,400

*	Including the DTC transaction, the Wealth Management Division Revenue increased 37.5%.

Mr. Leto’s 2012 strategic and operational goals included completing the DTC transaction and the integration of DTC into the Bank’s Wealth Management Division, continuing to work with the Chief Executive Officer to define, pursue and perform due diligence on additional acquisition opportunities, leading Bryn Mawr Trust of Delaware to be profitable in 2012 net of corporate overhead expenses, proactively fostering referrals from the Wealth Division to other strategic areas of business for the Bank, and continued implementation of the Bank’s diversity program.

Mr. Leto was successful in achieving substantially all of his performance goals in 2012. Although Mr. Leto did not meet his goal for increasing Wealth Management Division revenue, the

Compensation Committee took into account when determining Mr. Leto’s 2012 bonus the particularly challenging level at which the goal was set, Mr. Leto’s role in Bryn Mawr Trust of Delaware achieving profitability, the success of the DTC transaction and the fact that the DTC transaction increased the Wealth Management Division Assets Under Management by 23.7%. Additionally, the Compensation Committee considered the duties performed by Mr. Leto as General Counsel, and the significant and continuing contribution the Wealth Management Division makes to the Bank’s overall success, specifically with respect to revenue and profitability.

Benchmarking Data and Use of Compensation Consultants

While the Compensation Committee considered the results of comparative surveys performed with respect to executive compensation as one of many factors it used to determine executive compensation in prior years, in 2012, other than with respect to Mr. Leto’s 2012 salary, the Compensation Committee did not consider information regarding the Corporation’s peer companies for the compensation decisions. With respect to Mr. Leto, the Compensation Committee considered some limited peer group information when evaluating and determining Mr. Leto’s 2012 salary increase. Such consideration is further noted under the heading “COMPENSATION DISCUSSION AND ANALYSIS – Determining Compensation For Named Executive Officers – Mr. Leto” on page 29.

In 2010, the Corporation engaged Radford Consulting, an Aon Hewitt company (“Radford”), to provide the Bank with consulting services, instructing them to design the Performance Awards and perform other administrative functions.

Compensation Elements We Use to Achieve Our Goal

The following summarizes the compensation elements we use as tools to reward, align and retain our named executives.

Base Salary and Discretionary Bonus

Base salaries for our named executives generally depend on the scope of their responsibilities, their leadership and management skills, their performance and length of service. Base salaries are intended to be internally fair among executive officers at the same level of responsibility. Decisions regarding salary increases are affected by the named executive’s current salary and, during some years, the amounts paid to their peers within and outside the Corporation.

The Corporation uses its bonus pool to compensate individual officers for superior performance and effort, and to provide officers with incentive to meet the financial and non-financial plans of the Corporation and work together across business lines for the overall benefit of the Corporation and its shareholders. When determining bonuses in a given year, in addition to the factors described in “Determining Compensation for Named Executive Officers” the Compensation Committee takes into account (a) the Corporation’s profitability compared to the budget, (b) the Corporation’s overall performance compared to the banking industry in general and various peer Companies (for discussion of the peer analysis, see “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Framework – Benchmarking Data and Use of Compensation Consultants” on page 31 of this Proxy Statement), (c) the overall hard work and dedication of the Corporation’s officers during the year, and (d) any particular special or unusual circumstances then-existing, such as unusual loan or fraud loss, economic environment, interest rates and their effect on net interest margin, non-budgeted expenses (such as merger expenses), or unexpected income.

Emphasis on Long-Term Incentives – Equity Grants and Deferred Bonus Plans

The Compensation Committee strives to provide an appropriate mix of different compensation elements, including finding a balance among current versus long-term compensation and cash versus equity incentive compensation. Cash payments primarily reward more recent performance, and equity awards align the interests of our executives with those of our shareholders, encourage our named executives to continue to deliver results over a longer period of time and also serve as a retention tool.

The Compensation Committee believes that a portion of the named executive officers’ compensation should be tied to the Corporation’s operating and stock price performance over the long-term period. The Compensation Committee reviews long-term incentive compensation strategy and vehicles annually. The Corporation’s current long-term incentive plans applicable to named executive officers are the 2001 Stock Option Plan (“2001 Plan), 2004 Stock Option Plan (“2004 Plan”), 2007 Long-Term Incentive Plan (“2007 LTIP”) and the 2010 LTIP, which allow the Compensation Committee flexibility to issue equity incentive awards such as stock options, stock grants, performance units, performance shares, restricted stock and restricted stock units.

When determining the amount of equity granted to executive officers, the Compensation Committee takes into consideration share usage, dilution and shares available under the equity plan. While the Compensation Committee has the discretion to grant different numbers of equity awards to different named executive officers, it has historically granted, and continued in 2012 to grant, the same number of equity awards to all named executive officers other than the CEO. This is because the Compensation Committee believes that the named executives share the responsibility to support the strategic goals and performance of the Corporation as key members of the Corporation’s leadership team, and therefore should benefit to the same degree in terms of their equity compensation.

In 2012, long-term performance-based compensation of executive officers took the form of performance-based restricted stock awards (the “Performance Awards”) as discussed in “COMPENSATION DISCUSSION AND ANALYSIS – Emphasis on Long-Term Incentives – Equity Grants and Deferred Bonus Plans” on this page 32 and as reflected in “EQUITY BASED COMPENSATION – Grants of Plan-Based Awards Table” on page 38 of this Proxy Statement.

The Performance Awards issued in 2012 are subject to 3-year cliff vesting where the final payout is based on the Corporation’s total shareholder return (“TSR”) compared to the TSR of the Nasdaq Community Bank Index (the “Index”). TSR is calculated using the average stock price for the 20 trading days preceding the beginning and end of the 3-year performance period and assuming dividends are reinvested on the ex-dividend date over the performance period. Upon the expiration of the performance period, the TSR of the Corporation will be compared against the TSR of the Index. If the Corporation’s TSR is greater than zero and also greater than that of the Index, 100% of the Performance Awards will vest and shares of the Corporation’s common stock will be delivered to participants accordingly. For every 100 basis points that the Corporation’s TSR is behind the Index’s TSR, the vesting amount will decrease by 3.33%. If the Corporation’s TSR is negative at the end of the performance period, there will be no payout. Dividends will accrue over the vesting period and participants will receive those dividends (in shares or cash) based upon the final amount of the shares that vest according to the TSR performance.

To attract and retain qualified executive officers, in 2012 we also offered our executive officers and other employees who earned in excess of $100,000 annually a Deferred Bonus Plan for Executives which allows payment of any bonus received to be deferred.

The Compensation Committee does not believe that any of the current incentive plans pose an excessive risk to the Corporation’s short- or long-term financial stability. Controls are in place at the management level, and overseen by the Compensation Committee, to annually evaluate and revise incentive plans as necessary. The Compensation Committee believes that these controls effectively mitigate risks that may arise under incentive plans.

Retirement Benefits and Pension Plans

The Corporation provides retirement benefits to the named executive officers under the same 401(k) Plan (“401(k) Plan”) and supplemental employee retirement plan (the “First Supplemental Plan”) in which the other executives and employees participate. Messrs. Peters, Keefer, Smith and Ms. Gers also participate in our defined benefit pension plan (the “Pension Plan”). Both our Pension Plan and our First Supplemental Plan were frozen effective March 31, 2008. As of December 31, 2012, all of the named executive officers, except Mr. Leto, participated in a second supplemental employee retirement plan (the “Second Supplemental Plan” and together with the First Supplemental Plan, the “Supplemental Plans”). See the sections entitled “401(k) Plan” at page 41, and “Pension Plan” and “Supplemental Employee Retirement Plans” at page 42 of this Proxy Statement for more information.

Change in Control and Severance Arrangements

In order to recruit qualified employees, the Corporation provides severance benefits to our executive officers and other employees if their positions are eliminated or if they are terminated involuntarily without cause. To protect the Corporation from potential liability arising from termination of employment, a terminated employee must execute a release of all claims against the Corporation in order to receive severance benefits.

We also have change in control agreements with each of our named executive officers which are designed to be competitive with the market and the Compensation Committee believes that the amount of the benefits is appropriate. The agreements provide for a cash payment of three times the executive’s base salary at the time of a change in control. The agreements also provide for an additional cash payment equal to the difference between the price of our common stock on the date of the change in control and the exercise price of all options held by the executive officer. Upon a change in control, an executive officer is entitled to his or her discretionary bonus, a credit to his or her Supplemental Plan benefit equivalent to three years of additional credited service, and other benefits. See “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL” beginning on page 44 of this Proxy Statement for more information.

Perquisites and Other Benefit Compensation

It is our general policy not to provide perquisites to executive officers. However, in isolated cases, and where appropriate to achieve our corporate goals, we may agree to give limited perquisites to specific executive officers. An example of such a perquisite could include the payment or reimbursement of moving expenses where required in connection with employment.

In order to attract and retain executive talent, we provide term life, health, disability and dental insurance to our named executive officers on terms similar to those we provide other employees generally, except with respect to payments upon change in control, death or disability. See “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL” beginning on page 44 of this Proxy Statement.

Other Compensation Practices

Tax Deductibility of Compensation

Internal Revenue Code of 1986, as amended (the “Code”) Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer or any of its three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). For 2012, the Corporation’s grants of Performance Awards, and the payments of discretionary annual cash bonuses were designed to satisfy the requirements for deductible compensation. Generally, the Compensation Committee intends to structure our compensation methods, where feasible, to minimize or eliminate the impact of limitations or penalties such as those in Section 162(m). The Compensation Committee did not otherwise consider accounting or tax treatments of particular forms of compensation in making compensation decisions in 2012.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2012.

Respectfully submitted:

Andrea F. Gilbert, Chair

Wendell F. Holland

David E. Lees

Lynn B. McKee

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for each of the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Frederick C. Peters II,	2012	400,000	200,000	214,302		184,877	48,724	1,047,903
Chief Executive	2011	390,000	200,000	344,491		293,611	48,058	1,276,160
Officer	2010	370,369	135,000	95,147		180,149	32,827	813,492

J. Duncan Smith,	2012	230,600	100,000	59,000		56,427	35,449	481,476
Chief Financial	2011	225,856	98,000	50,350		65,408	33,922	473,536
Officer	2010	212,255	75,000	48,200		26,362	25,303	387,120

Alison E. Gers,	2012	234,293	136,000	69,928		143,405	37,039	620,665
Executive Vice President of the Bank	2011	229,474	115,000	95,150		137,517	35,564	612,705
	2010	215,655	87,500	48,200		80,715	27,272	459,342

Joseph G. Keefer,	2012	232,723	100,000	71,050		116,633	37,721	558,127
Executive Vice President of the Bank	2011	228,160	98,000	79,083		215,186	36,008	656,437
	2010	214,420	70,000	48,200		105,403	26,815	464,838

Francis J. Leto,	2012	285,000	135,000	68,933		—	38,218	527,151
Executive Vice President & General Counsel of the Bank	2011	275,000	120,000	207,850	(6)	—	39,649	642,499
	2010	243,692	80,000	48,200		—	16,694	388,586

(1)	Bonuses were awarded to the named executive officers during the first quarter of 2013.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes for each fiscal year indicated in accordance with FASB ASC Topic 718 and the proceeds of exercise of stock options.
(3)	The amounts shown in this column are the changes in the pension value for each of the named executive officers.
(4)

The amount shown in this column for the named executive officers includes our matching and discretionary contributions under our 401(k) Plan, our contributions to life, health, dental and disability insurance benefits and flex benefits, and accrued but unpaid dividends relating to the Performance Awards. See the section titled “401(k) Plan” beginning at page 41 below for additional information.

(5)

Includes the dividends that are accrued on the Performance Stock Awards granted in August 2010, 2011 and August 2012. The dividends will be paid at vesting (subject to vesting requirements) of the awards in 2013, 2014 and 2015, respectively.

(6)	Includes 9,000 shares of Restricted Stock that Mr. Leto received as part of his 2011 compensation.

Executive Employment Agreement

We have an employment agreement with Frederick C. Peters II, our President and Chief Executive Officer, which is in effect until Mr. Peters turns sixty-five. The employment agreement provides for a minimum annual base salary of $225,000, and also entitles Mr. Peters to participate in all of our employee benefit plans and arrangements made generally available to our executives and key management employees.

We may terminate the employment agreement upon Mr. Peters’ disability or for cause (as defined in the employment agreement). Mr. Peters may voluntarily terminate his employment at any time by giving not less than thirty days prior written notice to us. If we terminate Mr. Peters’ employment due to disability, we must continue to pay his full salary for a period equal to the applicable “elimination period” under any group long-term disability insurance provided by us (currently 180 days), or, if we cease to provide group long-term disability insurance, we must pay his full salary through the last day of the month after he receives a notice of termination in accordance with the agreement. If we terminate Mr. Peters’ employment for reasons other than his disability and other than for cause, Mr. Peters is entitled to receive his full salary, including incentive compensation, through the date of termination and we must pay Mr. Peters an additional amount equal to his annual salary then in effect in bi-weekly installments for two years or until his sixty-fifth birthday, whichever occurs first. If Mr. Peters terminates his employment, he is entitled to receive his full salary through the date of termination.

The employment agreement also contains non-disclosure, non-solicitation and non-competition provisions under which Mr. Peters agrees not to disclose any confidential information, not to solicit our employees or our clients, and not to compete with us within a 100 mile radius of Bryn Mawr, PA, subject to certain conditions, for a period of two years following his termination of employment.

No other named executive officers have employment agreements with the Corporation or the Bank.

EQUITY BASED COMPENSATION

2001 Plan

Under the Bryn Mawr Bank Corporation 2001 Stock Option Plan (“2001 Plan”), the Compensation Committee is authorized to grant either incentive stock options or non-qualified stock options to our key employees, including our executive officers and our non-employee directors. The Compensation Committee determines when an option is exercisable in whole or in part. The maximum term of an option is ten years from the date of grant. The exercise price is the last sales price as reported by the Nasdaq Stock Market on the day preceding the date of the grant. Payment for an option may be made in cash or by the delivery of shares of our common stock with a fair market value as of the exercise date equal to the exercise price of the option being exercised.

2004 Plan

Under the 2004 Plan, the Compensation Committee is authorized to grant either incentive stock options or non-qualified stock options to our key employees, including our executive officers and our non-employee directors. The Compensation Committee determines when an option is exercisable in whole or in part. The maximum term of an option is ten years from the date of grant. The exercise price is the last sales price as reported by the Nasdaq Stock Market on the day preceding the date of the grant. Payment for an option may be made in cash or by the delivery of shares of our common stock with a fair market value as of the exercise date equal to the exercise price of the option being exercised. In the event of a change in control, as defined therein, all options granted under the 2004 Plan will immediately vest and become exercisable.

2007 Plan

Our 2007 Long Term Incentive Plan (“2007 LTIP”) broadened the types of awards available to stock options, stock grants, performance units, performance shares, restricted stock and restricted stock units. Under the 2007 LTIP, options become immediately exercisable in full if any of the following happen within two (2) years after a change in control:

•	the participant’s employment is terminated without cause;

•	the participant terminates employment with good reason; or

•

the participant’s employment terminates under circumstances that entitle the participant to benefit under the participant’s change in control agreement (more fully described in the section entitled “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL—Payments Upon Change In Control” on page 48 of this Proxy Statement).

Under the 2007 LTIP, outstanding stock options or stock appreciation rights also become immediately exercisable in full:

•	if we are the surviving entity in a merger and do not make any adjustments necessary to preserve the value of participants’ outstanding stock options or stock appreciation rights; or

•	if we are not the survivor and the surviving entity does not assume the obligations under the 2007 LTIP.

The Compensation Committee may, in its sole discretion, determine that, upon a change in control, a cash payment may be made for any outstanding stock options or stock appreciation rights granted under the 2007 Plan. The amount payable would be equal to the excess of the fair market value of a share of common stock prior to the change in control over the exercise price of the stock option or stock appreciation right. If a cash payment is made, each related stock option or stock appreciation right would terminate and the participant would have no further rights except the right to receive the cash payment.

2010 Plan

The 2010 LTIP provides for the grant of certain awards to employees, including our officers, officers of our subsidiaries and our directors. The 2010 LTIP further broadened the types of awards available to participants to: incentive stock options, non-qualified stock options (incentive stock options and non-qualified stock options are collectively called “options”), stock appreciation rights (“SAR”), dividend equivalents, performance awards which may be either a number of shares of common stock (“performance shares”) or a cash amount (“performance units”), restricted stock, and restricted stock units.

In 2012, the only type of awards granted under the 2010 LTIP were Performance Awards. The Compensation Committee has broad discretion with respect to the terms of performance awards that it grants, including setting objective performance goals that must be met for performance awards. For more information regarding the Performance Awards that were granted in 2012, see “COMPENSATION DISCUSSION AND ANALYSIS – Emphasis on Long-Term Incentives – Equity Grants and Deferred Bonus Plans” at page 32.

As of December 31, 2012, an aggregate maximum of 297,778 shares of common stock were available for grant under the 2007 and 2010 LTIP’s. No shares remain available for grant under the 2001 Plan or the 2004 Plan.

Grants of Plan-Based Awards Table

The Compensation Committee awarded Performance Awards in 2012 as set forth in the table below:

		Estimated future payouts under equity incentive plan awards			Grant date fair value of stock and option awards ($)
Name and Principal Position	Grant Date	Threshold (#)(1)	Target (#)	Maximum (#)
Frederick C. Peters II,	8/17/12	0	9,870	9,870	116,466
Chief Executive Officer

J. Duncan Smith,	8/17/12	0	5,000	5,000	59,000
Chief Financial Officer

Alison E. Gers,	8/17/12	0	5,000	5,000	59,000
Executive Vice President of the Bank

Joseph G. Keefer,	8/17/12	0	5,000	5,000	59,000
Executive Vice President of the Bank

Francis J. Leto,	8/17/12	0	5,000	5,000	59,000
Executive Vice President and General Counsel of the Bank

(1)

With respect to Performance Awards, for every 100 basis points that the Corporation’s TSR is behind the Index’s TSR upon the expiration of the 3 year performance period, the amount that will vest will be decreased by 3.33%. As a result, no awards will vest if the Corporation’s TSR is 70% or less than the Index’s TSR. See “COMPENSATION DISCUSSION AND ANALYSIS – Emphasis on Long-Term Incentives—Equity Grants and Deferred Bonus Plans” on page 32 of this Proxy Statement.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the outstanding equity compensation awards of the named executive officers at December 31, 2012.

	Option awards						Stock awards
Name and Principal Position	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Frederick C. Peters II, Chief Executive Officer							29,610	659,414
	20,000				18.46	4/15/2013
	4,000				17.85	5/16/2013
	24,000				20.47	4/23/2014
	30,000				18.91	5/12/2015
	24,000				21.21	12/12/2015
	18,000				22.00	8/29/2017
	14,400	(1)	3,600	(1)	24.27	8/18/2018
	13,800	(2)	9,200	(2)	18.27	8/21/2019

	148,200		12,800
J. Duncan Smith, Chief Financial Officer							15,000	334,050
	15,000				18.91	5/12/2015
	12,000				21.21	12/12/2015
	9,000				22.00	8/29/2017
	7,200	(3)	1,800	(3)	24.27	8/18/2018
	6,900	(4)	4,600	(4)	18.27	8/21/2019

	50,100		6,400
Alison E. Gers, Executive Vice President of the Bank							15,000	334,050
	9,000				17.85	5/16/2013
	10,000				20.47	4/23/2014
	15,000				18.91	5/12/2015
	12,000				21.21	12/12/2015
	9,000				22.00	8/29/2017
	7,200	(3)	1,800	(3)	24.27	8/18/2018
	6,900	(4)	4,600	(4)	18.27	8/21/2019

	69,100		6,400
Joseph G. Keefer, Executive Vice President of the Bank							15,000	334,050
	9,000				17.85	5/16/2013
	10,000				20.47	4/23/2014
	15,000				18.91	5/12/2015
	12,000				21.21	12/12/2015
	9,000				22.00	8/29/2017
	7,200	(3)	1,800	(3)	24.27	8/18/2018
	6,900	(4)	4,600	(4)	18.27	8/21/2019

	69,100		6,400
Francis J. Leto, Executive Vice President and General Counsel of the Bank							24,000	534,480
	2,000				18.46	4/15/2013
	1,000				17.85	5/16/2013
	3,000				20.47	4/23/2014
	3,500				18.91	5/12/2015
	3,500				21.21	12/12/2015
	3,500				22.00	8/29/2017
	4,211	(5)	1,053	(5)	24.27	8/18/2018
	6,900	(4)	4,600	(4)	18.27	8/21/2019

	27,611		5,653

(1)	3,600 vested on August 18, 2009, 2010, 2011 and 2012, and 3,600 will vest on August 18, 2013.
(2)	4,600 vested on August 21, 2010, 2011 and 2012 and 4,600 will vest annually on August 21, 2013 and 2014.
(3)	1,800 vested on August 18, 2009, 2010, 2011 and 2012 and 1,800 will vest on August 18, 2013.
(4)	2,300 vested on August 21, 2010, 2011 and 2012 and 2,300 will vest annually on August 21, 2013, and 2014.
(5)	1,053 vested on August 18, 2009, 2010, 2011 and 2012 and 1,053 will vest on August 18, 2013.

Option Exercises

The following table summarizes the option awards that have been exercised during the fiscal year ended December 31, 2012.

	Option Awards
Name and Principal Position	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Frederick C. Peters II,	20,000	97,836
Chief Executive Officer

J. Duncan Smith,	—	—
Chief Financial Officer

Alison E. Gers,	8,000	10,888
Executive Vice President of the Bank

Joseph G. Keefer,	6,000	12,050
Executive Vice President of the Bank

Francis J. Leto,	2,000	9,933
Executive Vice President and General Counsel of the Bank

RETIREMENT BENEFITS

Pension Benefits Table

The following table shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2012, including the number of years of credited service to each named executive officer under our Pension Plan and Supplemental Plans determined using interest and mortality rate assumptions consistent with those used in our financial statements.

Name and Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Frederick C. Peters II,	Pension Plan	7.25	298,769	—
Chief Executive Officer	Supplemental Plan I	7.25	292,709	—
	Supplemental Plan II	12	550,262	—

J. Duncan Smith,	Pension Plan	3.25	95,579	—
Chief Financial Officer	Supplemental Plan I	3.25	5,800	—
	Supplemental Plan II	8	111,693	—

Alison E. Gers,	Pension Plan	10.25	291,014	—
Executive Vice President of the Bank	Supplemental Plan I	10.25	12,503	—
	Supplemental Plan II	15	250,555	—

Joseph G. Keefer,	Pension Plan	17.25	460,407	—
Executive Vice President of the Bank	Supplemental Plan I	17.25	25,829	—
	Supplemental Plan II	22	281,431	—

Francis J. Leto,	Pension Plan	—	—	—
Executive Vice President and General	Supplemental Plan I	—	—	—
Counsel of the Bank	Supplemental Plan II	—	—	—

401(k) Plan

We maintain a 401(k) Plan for all eligible employees. An employee becomes eligible to participate in our 401(k) Plan at the date of hire. A participant may elect to have his/her compensation reduced and contribute the amount of the reduction on his/her behalf to the 401(k) Plan in an amount not to exceed the applicable yearly dollar limitations (catch up contributions are also permitted). Quarterly, we make a dollar-for-dollar matching contribution of up to 3% of each participant’s base compensation. In any 401(k) Plan year we may make contributions to the participants’ discretionary accounts in the 401(k) Plan from our net profits. Employees may invest their account balances in up to sixteen outside independent mutual funds, and in our common stock.

As of December 31, 2012, the 401(k) Plan’s related trust held 193,067 shares of our common stock for the benefit of 229 participants (including both active and retired employees). Each participant may elect to receive payment in cash or our common stock.

The Corporation may, in its discretion, make a special class of quarterly, immediately-vested, nonforfeitable, non-matching contributions as a uniform percentage of each plan participant’s Plan Compensation (as defined in the plan). These are called special contributions and management is permitted, in its discretion, to determine the amount of special contributions, if any, from time to time, up to 3% of employees’ gross compensation. A special contribution of 3% was made to the 401(k) plan for all eligible officers and employees on a quarterly basis throughout 2012.

Pension Plan

Certain of our employees have participated in our Pension Plan, which is a defined benefit, qualified, non-contributory pension plan. The Pension Plan was frozen effective March 31, 2008. No new employees have been eligible to participate in the Pension Plan since March 31, 2008, and compensation paid to and service completed by all Pension Plan participants after March 31, 2008, is disregarded in computing accrued benefits under the plan. Benefits under the Pension Plan are paid from a trust and the Bank is the trustee. At retirement, benefits under the Pension Plan are paid monthly. The Pension Plan does not provide for any lump sum payment of benefits unless the present value of accumulated benefits is less than $5,000. The net periodic pension cost is computed on the basis of accepted actuarial methods, which include the current year service cost, and are reported in accordance with Generally Accepted Accounting Principles.

Normal retirement age under the Pension Plan is 65. Each officer’s accrued monthly pension benefit as of March 31, 2008, was calculated as follows: 1.3% of average annual compensation times years of benefit service (with no maximum number of years), plus 0.5% of average annual compensation in excess of covered compensation times years of benefit service (with a maximum of 35 such years). “Average annual compensation” is defined under the Pension Plan to mean the average of the participant’s compensation for the five consecutive plan years in the last 10 years as an eligible employee that produces the highest average, with “compensation” defined as the basic rate of salary paid to the participant, including bonus, overtime and commissions, subject to annual limitations imposed by Section 401(a)(17) of the Internal Revenue Code. “Covered compensation” is the average of the taxable wage bases in effect under Section 230 of the Social Security Act for each calendar year in the thirty-five year period ending with the calendar year in which a participant reached his social security retirement age.

If the participant retires between the ages of 55 and 62, the amount of the benefit is reduced on a sliding scale. For retirement at age 55, the participant is entitled to 62.3% of the accrued benefits. If a participant retires at age 62 the participant is entitled to 100% of the accrued benefit. Credited years of service under the Pension Plan cannot exceed the participant’s actual years of service. Mr.Peters and Ms. Gers are currently eligible for such early retirement benefits.

Supplemental Employee Retirement Plans

We maintain two non-qualified, defined benefit pension plans designed to supplement the benefits earned by certain participants under our qualified Pension Plan. These two plans are our Supplemental Employee Retirement Plan (which we refer to as the First Supplemental Plan) and our Supplemental Employee Retirement Plan for Select Executives (which we refer to as the Second Supplemental Plan).

First Supplemental Plan. In January 1989, we adopted the First Supplemental Plan which we most recently amended effective January 1, 2009. Federal law places certain limitations on the amount of compensation which can be taken into account and the retirement income that can be paid under a pension plan qualified under the Code, such as our Pension Plan. The First Supplemental Plan is a non-qualified plan which was adopted to provide the additional benefit to affected Pension Plan participants which would have been provided under the Pension Plan but for those limitations, as well as to take into account bonuses deferred by Pension Plan participants under the Deferred Bonus Plan for Executives, which amounts are not taken into account as compensation under the Pension Plan’s benefit formula. However, the First Supplemental Plan was frozen effective March 31, 2008, consistent with the freeze of the Pension Plan as of that date.

Second Supplemental Plan. As of December 31, 2012, all of our named executive officers other than Mr. Leto participated in our Second Supplemental Plan. The purpose of the Second Supplemental Plan is to provide its participants with the full level of benefits which would have been provided to them had the qualified Pension Plan not been frozen, and without regard to the limitations on the amount of compensation which can be taken into account and the retirement income which can be provided under a qualified pension plan. The benefit payable to a participant at retirement under the Second Supplemental Plan will be computed under the Pension Plan formula, based on all service and compensation, without regard to the freeze or such limitations, and counting as compensation any bonuses deferred under the Deferred Bonus Plan for Executives, but reduced by the benefits actually accrued by the participant under the frozen Pension Plan and the frozen First Supplemental Plan, and the actuarial equivalent value of the Special Contributions of up to 3% of base salary allocated to the participant under the 401(k) Plan (plus or minus cumulative earnings or losses on those contributions).

As of December 31, 2012, Mr. Peters and Ms. Gers were eligible for early retirement under these Supplemental Plans.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows information regarding deferred compensation for the named executive officers under our Deferred Bonus Plan for Executives for the year ending December 31, 2012.

Name and Principal Position	Executive Contributions in 2012 ($)	Registrant Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2012 Year-End ($)
Frederick C. Peters II, Chief Executive Officer	—	—	12,312	—	114,782	(1)
J. Duncan Smith, Chief Financial Officer	—	—	1,559	—	12,893
Alison E. Gers, Executive Vice President of the Bank	—	—	7,680	—	132,978
Joseph G. Keefer, Executive Vice President of the Bank	—	—	—	—	—
Francis J. Leto, Executive Vice President and General Counsel of the Bank	—	—	—	—	—

(1)	Includes the value of 121 phantom stock units held in the Deferred Bonus Plan for Executives.
(2)	No portion of these earnings were reported on the Summary Compensation Table as they did not result from above-market interest rates.

Deferred Bonus Plan for Executives

Our Deferred Bonus Plan for Executives is a non-qualified plan. The funds are held in a trust administered by the Bank’s Wealth Management Division. Under the plan, the participating executives may earn yields on their deferred compensation based on the yields on one or more different investment funds. As of December 31, 2012, participants were able to select among up to fifteen outside independent mutual funds and our common stock. Choosing the latter creates phantom stock. A share of phantom stock is economically equivalent to one share of common stock, but the holder does not have the right to receive an actual share of stock or to vote the phantom stock unit. The rates of return provided by the mutual funds for the investment options for the year 2012 ranged from 18.92% for the large cap growth asset category to 6.16% for the short term bond asset category. The rate of return on our stock was 17.55%. The rate of return, positive or negative, on the investment options is based on the actual performance of the mutual funds or our common stock. Each executive officer who participates in the plan may defer the receipt of his deferred compensation until (a) January of the following year, (b) retirement or other separation from employment, or (c) age 65 if he or she retires at an earlier age under the Pension Plan or the Supplemental Plans. In certain very limited circumstances involving a hardship, as defined in the Deferred Bonus Plan, a participant may request withdrawal of his or her deferred compensation. The right to receive future payments under the plan is an unsecured claim against our general assets.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below summarizes the compensation and benefits for each of our named executive officers in the event of a termination of the named executive officer’s employment. Amounts shown are estimates and the actual amounts to be paid can only be determined at the time of the named executive officer’s termination of employment.

Payments upon Termination for Cause or Other Than for Cause – Performance Awards

Under the 2010 LTIP, if we terminate a named executive officer with or without cause as defined in the 2010 LTIP, then the named executive officer forfeits any shares of restricted stock subject to a restricted period or a performance goal.

If, at any time during a restricted period or within two years after the named executive officer ceases employment with the Corporation, the executive officer engages in any activity inimical, contrary or harmful to the interests of the Corporation including, but not limited to the activities set forth below, (i) all unvested shares of restricted stock outstanding pursuant to the Performance Award as of the date on which the activity was engaged in shall be forfeited in their entirety, and (ii) for any restricted stock that has vested pursuant to the Performance Award and been delivered to the executive officer, the executive officer shall pay to the Corporation the market value of the restricted stock on the date of the grant or the day the named executive officer engaged in such activity, whichever is greater. The offending activities may include, but are not limited to:

•	conduct related to the executive officer’s employment for which either criminal or civil penalties against the executive officer may be brought;

•	violations of the Corporation’s policies, including, without limitation, the Corporation’s insider trading policy;

•	solicitation of any customer of the Corporation for business which would result in such customer terminating their relationship with the Corporation;

•	solicitation or inducement of any individual who is an employee or director of the Corporation to leave the Corporation or otherwise terminate their relationship with the Corporation;

•	disclosure or use of any confidential information or material concerning the Corporation in an inappropriate manner; or

•	participation in a hostile takeover attempt.

Payments upon Termination for Cause – Options

If we terminate a named executive officer for cause as defined in the applicable incentive compensation plans, then the named executive officer forfeits all vested and unvested stock option awards. The 2001 and 2004 Plans and the 2007 LTIP have varied definitions of “Cause,” but common themes include personal dishonesty, willful misconduct, breach of fiduciary duty, failure to perform duties, the willful violation of any law, rule or regulation that results in a loss to us, gross misconduct that is materially and demonstrably injurious to the Corporation or its successor, violation of a judicial order or violation of any confidentiality, non-competition or non-solicitation provision in any agreement with us or any of our subsidiaries. Upon termination for cause, the named executive officer is entitled to receive the following amounts:

•	salary through the date of termination;

•	salary in lieu of unused paid time off; and

•	amounts contributed and accrued under our Deferred Bonus Plan for Executives.

Payment upon Termination Other Than for Cause

Under the 2001 Plan, 2004 Plan and the 2007 LTIP, if we terminate a named executive officer for reasons other than cause, or the named executive officer voluntarily terminates employment, then in addition to the amounts identified above under “Payments Upon Termination for Cause,” the named executive officer is entitled to:

•	retain all vested stock options (but unvested options become null and void); and

•

severance benefits, if the executive’s position has been eliminated or the executive is terminated without cause. Salary continuation benefits payable to the named executive officers are based on a formula of two weeks’ severance pay for each year of employment, with a minimum of six months’ salary continuation and a maximum of one year salary continuation. We also continue medical benefits during the period when the salary continuation payments are made. The severance pay policy is not based on merit and does not apply if an executive is terminated for lack of performance. We retain discretion whether to pay these benefits.

If we terminate Mr. Peters’ employment for reasons other than cause (absent a change in control), then he is entitled to receive an amount equal to his full salary in effect on the date of termination in bi-weekly installments for two years or until his 65th birthday, whichever occurs first.

Payments upon Retirement, Death or Disability – Performance Awards

Under the 2010 LTIP, if a named executive officer’s employment is terminated by reason of normal or late retirement (with the consent of the Compensation Committee), early retirement or a transfer in a spinoff, death, or total and permanent disability (as determined by the Compensation Committee), then the executive officer will receive as vested stock a pro-rated portion of the restricted stock based on the lapse of time since the date of grant, and the remainder of the restricted stock will be forfeited immediately. The pro-rata portion of restricted stock that will vest is determined by a fraction, the numerator of which is the number of calendar months that have elapsed in the restricted period prior to the death, disability or retirement of the named executive officer, and the denominator of which is the number of months in the entire restricted period.

Payments upon Retirement – 2001 and 2004 Plans and 2007 LTIP

Under the 2001 Plan, 2004 Plan and the 2007 LTIP, when the named executive officer retires, in addition to the items identified above, the named executive officer is entitled to the following:

•

vesting of all outstanding options issued pursuant to the 2001 and 2004 Plans, which need to be exercised within five years after retirement (or the expiration of the option period, if shorter). Currently, all outstanding options issued under the 2001 and 2004 Plans are fully vested; and

•	outstanding options issued under the 2007 Long-Term Incentive Plan will vest pursuant to the respective grant and vesting schedule approved by the Compensation Committee.

Payments upon Death

If a named executive officer dies, then in addition to the benefits listed in this “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL” section under the headings “Payments upon Termination other than for Cause – Options,” “Payments Upon Retirement, Death or Disability – Performance Awards,” and “Payments Upon Retirement – 2001 and 2004 Plans and 2007 LTIP,” the named executive officer’s beneficiary will receive a benefit payment under our life insurance plan equal to two times the officer’s salary or $200,000, whichever is less.

Payments under Pension Plan and Supplemental Plans

If a named executive officer’s employment is terminated, the named executive officer retains the amounts accrued and vested under our Pension Plan and would receive the same pension benefits as would any other employee. A named executive officer is only eligible for payments under the Supplemental Plans in the event that he or she remains employed by the Bank at the earlier of his or her death or permanent disability, the attainment of his or her normal retirement age under the Pension Plan (age 65), or the attainment of his or her early retirement age (age 55 with fifteen years of credited service). However, the change in control agreements we have entered into with our named executive officers may make the executive officer eligible for increased benefits under the Supplemental Plans if employment is terminated within two years after a change in control of the Corporation (see footnote 4 to the Change in Control Benefits Table on page 48 of this Proxy Statement). The present value of the accumulated benefits under our Pension Plan and Supplemental Plans for each named executive officer is set forth in the Pension Benefits Table on page 41 of this Proxy Statement.

The following table shows the aggregate dollar amounts that would have been paid to each of the named executive officers if his or her employment were terminated as of December 31, 2012, for each of the following reasons (absent a change in control of the Corporation). The table assumes that each officer was also paid all salary and other benefits through the date of termination of employment.

Name and Principal Position	Termination for Cause ($)	Termination Other than for Cause(1)(2) ($)		Voluntary Termination(2) ($)		Death(3) ($)		Disability(4)(5) ($)
Frederick C. Peters II, Chief Executive Officer	$0	809,756	(6)	$—		298,769	(7)	$200,000	(8)
J. Duncan Smith, Chief Financial Officer	0	122,215	(5)(9)	—		95,579	(7)	—
Alison E. Gers, Executive Vice President of the Bank	0	124,797	(5)(9)	—		291,014	(7)	—
Joseph G. Keefer, Executive Vice President of the Bank	0	191,356	(5)(10)	—		460,407	(7)	460,407	(11)
Francis J. Leto, Executive Vice President and General Counsel of the Bank	0	406,925	(5)(12)	412,500	(13)	—		—

(1)	For cases other than termination due to death or disability.
(2)	Salaries used in calculating the amounts in the table are based on the named executive officer’s base salary at December 31, 2012.
(3)

This column shows only the present value of the accrued benefit for the executive on termination for death. Payments other than insurance would be paid out in the form of a monthly pension payment. Payments under the Supplemental Plans or Pension Plan for participants who have not yet reached normal or early retirement age will be paid in a monthly pension payment at the time the participant would have reached eligibility for normal or early retirement. Each executive is also entitled to a one-time $200,000 death benefit payable by the insurance provider under term life insurance policies we have purchased for each executive, if he or she dies while employed by us.

(4)

This column shows only the cash payments we are obligated to make to an executive on termination for disability. Each executive, other than Mr. Leto, is also covered by a disability insurance policy that will pay a benefit of 70% of base monthly salary to a disabled executive. Please refer to the section titled “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL – Payments Upon Retirement, Death or Disability-Performance Awards” on page 45 of this Proxy Statement for a more complete description of the benefit, which is payable for an indeterminate period.

(5)

Severance and medical and dental payments are calculated in accordance with our policy on severance pay as in effect on December 31, 2012. The policy provides that a decision to pay severance is at our discretion. The amounts we pay may change at any time, or we may terminate the severance policy at any time.

(6)

This includes the aggregate dollar amount of Mr. Peters’ annual salary in effect on the date of the termination, payable in bi-weekly installments for two years. This severance payment is provided for in Mr. Peters’ employment contract described more fully at “EXECUTIVE COMPENSATION – Executive Employment Agreement” on page 35. It also includes medical and dental payments for six months in accordance with our severance policy (see footnote 5).

(7)

In addition to the $200,000 one-time death benefit described in footnote 3 above, the executive would be entitled to the listed amount in pension benefit payments that would become payable to his or her spouse upon the date he or she would have turned 65, assuming his or her spouse survives to that date.

(8)

Represents the cash payment we are obligated to make, in addition to the disability insurance benefits indicated in footnote 4, equal to Mr. Peters’ full salary for the 180-day elimination period under the disability insurance policy. If we cease to provide long-term group disability insurance, we are only obligated to pay his full salary through the last day of the month after his receipt of a notice of termination.

(9)	Includes severance payments equal to six months of salary, and six months of medical and dental coverage expense (see footnote 5).
(10)	Includes severance payments equal to 40 weeks of salary, and 40 weeks of medical and dental coverage expense (see footnote 5).
(11)

Represents the pension benefit payments due to Mr. Keefer, in addition to the disability insurance benefits indicated in footnote 4, upon his total and permanent disability. Mr. Keefer would be eligible to start drawing the pension at age 55, and would be credited with imputed service for purposes of the benefit formula until age 55 as if he had still been working (thereby increasing the benefit amount). Alternatively, Mr. Keefer could elect to defer the pension until age 65, and the imputed service would continue to grow until the earlier of age 65 or the date he ceased to be totally and permanently disabled.

(12)

Includes severance payments pursuant to Mr. Leto’s restrictive covenant agreement with the Bank equal to one year’s salary plus a bonus equal to the average of the bonuses paid to Mr. Leto for the two years prior to termination, as well as one year of medical and dental coverage expense (see footnote 5).

(13)

Pursuant to Mr. Leto’s restrictive covenant agreement with the Bank, the Bank may bind Mr. Leto to the restrictive covenants in the agreement upon his voluntary termination upon payment equal to one year’s salary plus a bonus equal to the average of the bonuses paid to Mr. Leto for the two years prior to termination. This is not an automatic payment, but is instead paid at the option of the Bank.

Payments upon Disability

If a named executive officer becomes disabled, then in addition to the benefits listed in this “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL” section under the headings “Payments upon Termination other than for Cause – Options,” “Payments Upon Retirement, Death or Disability – Performance Awards,” and “Payments Upon Retirement – 2001 Plan, 2004 Plan and 2007 LTIP,” the named executive officer, other than Mr. Leto, will be entitled to a periodic benefit for an indeterminate period equal to 70% of the officer’s base monthly income.

Pursuant to the terms of Mr. Peters’ employment agreement, if his employment had terminated on December 31, 2012, due to disability, he would have been entitled to the payment of his full salary for the 180-day elimination period under the disability insurance policy.

Payments Upon Change of Control – Performance Awards

Upon a change in control, a pro rata portion of all outstanding Performance Awards under the 2010 LTIP are payable ten days after the change in control. The amount payable is determined by assuming that one hundred percent of each Performance Award was earned at the target levels and then multiplying the earned amount by a fraction, the numerator of which is the number of months that have elapsed in the applicable performance period prior to the change in control and the denominator of which is the total number of months in the performance period. The pro rata portion of the Performance Awards that is not payable in accordance with the formula described in the preceding sentence is immediately forfeited.

Payments Upon Change of Control—Change in Control Agreements

We have entered into change in control agreements with each named executive officer. The agreements contain a double trigger for payments. A change of control must occur and the executive officer must be terminated either (a) without cause by us, or (b) by the executive officer for good reason at any time during the two years following the change of control. “Change of control” is defined under the agreements as (a) the acquisition by any person or group of twenty-five percent or more of our outstanding common stock, or (b) incumbent members of our Board cease to be at least a majority of the Board. Benefits under the change in control agreements are listed in the following table.

CHANGE IN CONTROL BENEFITS(1)

Name	3x Salary(2)	Cash Payment for Options(3)	Discretionary Bonus	Present Value of Increased Pension Benefit(4)	Welfare Benefits(5) for Three Years	Unused Paid Time Off	Career Counseling Services
Frederick C. Peters II, Chief Executive Officer	$1,200,000	$360,180	$200,000	$239,833	$58,534	$17,692	$15,000
J. Duncan Smith, Chief Financial Officer	691,800	177,550	100,000	72,082	41,494	15,521	15,000
Alison E. Gers, Executive Vice President of the Bank	702,879	169,330	136,000	83,639	45,902	12,616	15,000
Joseph G. Keefer, Executive Vice President of the Bank	698,169	169,330	100,000	77,507	48,119	14,769	15,000
Francis J. Leto, Executive Vice President and General Counsel of the Bank	855,000	79,855	135,000	—	30,774	18,087	15,000

(1)

The table assumes that a change in control occurred and the named executive officer’s employment with the Corporation terminated as of December 31, 2012. The table further assumes that the Compensation Committee awarded the named executive officer the bonus for the named executive officer’s performance in 2012 listed in the “Summary Compensation Table” set forth on page 35 of this Proxy Statement. The table further assumes that the named executive officer does not obtain employment within three years after his or her termination of employment and welfare benefits and outplacement services are not reduced. Because the assumed termination date is December 31, 2012, the named executive officer is assumed to have received all salary through the date of termination and any 401(k) contribution.

(2)	Calculated based on the named executive officer’s base salary at December 31, 2012.

(3)

Based on the difference between the price of our common stock on December 31, 2012, of $22.27, the last business day prior to the assumed termination of employment, and the exercise price of the options listed in the “Outstanding Equity Awards At Fiscal Year-End” beginning on page 39 of this Proxy Statement.

(4)

Represents the present value of a non-qualified pension benefit under our Supplemental Plans for three years of credited service. 2012 standard actuarial assumptions were used to calculate the present value of each individual’s increased pension benefit, including a discount rate of 6.00%, assumed retirement age of 65 and the 2012 mortality tables under the Pension Protection Act of 2006.

(5)

Welfare benefits include the cost of continuation of medical, dental, life and disability insurance benefits for 36 whole months after the termination date, on the cost-sharing basis in effect immediately prior to the change of control.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of their holdings of our common stock with the SEC and with the Nasdaq Stock Market on which our common stock is traded. Based on our records and other information available to us, we believe that no person who was a director, officer or beneficial owner of more than ten percent of any class of equity securities of the Corporation registered pursuant to Section 12 of the Exchange Act at any time during the fiscal year ended December 31, 2012, or prior fiscal years, failed to file on a timely basis any Forms 3, 4 or 5, or any amendments thereto, required to be filed pursuant to Section 16(a) of the Exchange Act.

TRANSACTIONS WITH RELATED PERSONS

Some of our directors and executive officers, members of their immediate families and the companies with which they are associated were our customers and had banking transactions with us in the ordinary course of our business during 2012. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In our opinion, the loans and commitments did not involve more than a normal risk of collectability or present other unfavorable features.

George W. Connell, Jr. was employed by us during 2012 as a Senior Vice President in the Bank’s Wealth Management Division. We paid Mr. Connell total compensation of approximately $166,377 in 2012 which includes salary, commissions, incentives, benefits and 401(k) contributions made by the Bank. Mr. Connell’s father, George W. Connell, Sr., was a beneficial owner of more than 5% of our common stock during 2012. The Radnor Blind Trust, John F. McGill, Trustee, had the sole voting and dispositive power over the shares for which Mr. George W. Connell, Sr. was the sole beneficial owner.

Bruce G. Leto, a brother of our director, General Counsel and Executive Vice President Francis J. Leto, is a partner of and on the board of directors of Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania. The firm provides legal services to the Corporation and Bank for which the firm received approximately $484,904 in fees during 2012. Bruce Leto’s indirect interest in these fees was approximately $21,914, computed without regard to the amount of profit or loss.

Our Audit Committee Charter requires our Audit Committee to approve certain related party transactions. Our written Policy on Related Party Transactions establishes procedures for the Audit Committee’s review and approval of related party transactions other than excepted transactions and preapproved transactions. Transactions available to all employees generally and transactions involving less than $120,000 when aggregated with all similar transactions in any calendar year are excepted transactions. The following types of transactions are preapproved transactions:

•	compensation payable to directors or officers if reportable under Item 402 of the SEC’s Regulation S-K;

•	compensation payable to an immediate family member of another director or executive officer, if approved by the Compensation Committee;

•

transactions with another company (including charitable contributions, grants or endowments to a charitable organization) at which a related person’s only relationship is as an employee (other than executive officer), director or less than 10% owner, if the aggregate amount involved does not exceed $200,000 or 5% of that company’s total revenues; and

•	routine banking relationships that otherwise comply with banking laws and regulations.

The Audit Committee is to apply the following standards when it reviews related party transactions for approval:

•	whether the transaction is on terms no less favorable to the Corporation than terms generally available with an unaffiliated third party under similar circumstances;

•	the extent of the related person’s interest in the transaction; and

•	other factors the committee deems appropriate.

For loan transactions, our written Regulation O Policy requires the Executive Committee to review and approve loan transactions with directors, executive officers and their related interests in accordance with the standards established by Federal Reserve Board Regulation O.

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered accounting firm.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2012, the Audit Committee (a) reviewed and discussed the audited financial statements with our management, (b) discussed with KPMG LLP (“KPMG”), our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (as modified or supplemented), (c) discussed the independence of KPMG with KPMG, and (d) has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (as modified or supplemented) regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 to be filed with the SEC.

Respectfully submitted:

Scott M. Jenkins, Chair

Britton H. Murdoch

Jerry L. Johnson

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A proposal will be presented at the Annual Meeting to ratify the January 24, 2013 appointment of KPMG as the Corporation’s independent registered public accounting firm for 2013.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG as the independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2013. KPMG audited our financial statements for the fiscal year ended December 31, 2012. A representative of KPMG is expected to be present at the Annual Meeting to answer questions and will have the opportunity to make a statement, if he or she so desires.

AUDIT AND NON-AUDIT FEES

The aggregate fees billed for professional services by KPMG in 2012 and 2011:

	2012	2011
Audit Fees	$601,000	$527,800

Audit Related Fees	15,000	55,000

Tax Fees	108,905	142,500
Total Fees	$724,905	$725,300

Services Provided by KPMG

Audit Fees. These are fees for professional services performed by KPMG in 2012 and 2011 for the integrated audit, including an audit of our financial statements and internal controls over financial reporting, and review of financial statements included in our Form 10-Q and Form 10-K filings. The increase in audit fees is attributable to the fact that KPMG rendered services in connection with the acquisition of Davidson Trust Company in May 2012, and the purchase of loans and deposits from First Bank of Delaware in November 2012.

Audit Related Fees. These are fees for services performed by KPMG in 2012 and 2011 that are reasonably related to the performance of the audit or review of our financial statements. This includes attestations by the independent registered public accounting firm, and consulting on financial accounting/reporting standards.

Tax Fees. These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance, tax advice and tax planning. This includes preparation of our tax returns and those of our consolidated subsidiaries, tax research and tax advice.

Our Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the independence of KPMG and determined that to be the case.

Preapproval of Audit and Non-Audit Services

Under our Audit Committee charter, the Audit Committee is required to preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by the independent registered public accounting firm, subject to the de minimus exception for non-audit services under SEC regulations which are approved by the Audit Committee prior to completion. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audited services to a subcommittee consisting of one or more members, provided that any pre-approvals are reported to the full committee at its next scheduled meeting. All services performed by KPMG for us during 2012 were preapproved by the Audit Committee.

In the event the selection of KPMG as our auditor for 2013 is not ratified by the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, the appointment of the Corporation’s independent registered public accounting firm will be reconsidered by the Audit Committee and the Board.

Proxies solicited by the Board will be voted FOR the ratification of KPMG as the independent registered public accounting firm of the Corporation, unless the shareholders specify a contrary choice in their proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION.

SHAREHOLDER PROPOSALS FOR 2014

Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Corporation’s proxy statement for its 2014 annual meeting of Shareholders must be received by the Corporation no later than November 15, 2013, which is 120 days prior to the anniversary of the mailing date of this Proxy Statement. However, if the date of the 2014 annual meeting shall be changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Corporation begins to print and send its proxy materials. Any such proposal and our obligation, if applicable, to include it in our proxy statement will be subject to Rule 14a-8 of the rules and regulations of the SEC. Shareholder proposals for nominees for directors must be submitted to the Chair, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396. Any other proposals should be submitted by certified mail-return receipt requested to the attention of our Corporate Secretary, at our executive office at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.

If a shareholder wishes to present a proposal at the 2014 annual meeting but does not intend to have such proposal included in the Corporation’s proxy statement, and such proposal is properly brought before the 2014 annual meeting, then in accordance with Rule 14a-4 under the Exchange Act, if the shareholder has not provided notice of the proposal by January 29, 2014 (or if the date of the meeting has changed more than 30 days from the prior year, a reasonable time before the Company sends its proxy materials), we will have the right to exercise our discretionary voting authority on that proposal. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares with respect to any such shareholder proposal for which the Corporation does not receive timely notice.

OTHER BUSINESS

Management does not know at this time of any other matter which will be presented for action at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, the proxies will vote in accordance with their best judgment.

ADDITIONAL INFORMATION

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, containing, among other things, financial statements examined by our independent registered public accounting firm, is being concurrently made available for distribution to our shareholders. The Notice and Access card contains instructions on how to access our proxy statement and our 2012 Annual Report on Form 10-K. The Notice and Access card also contains instructions as to how you can receive a paper or email copy of our proxy materials.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

GEOFFREY L. HALBERSTADT

Corporate Secretary

Bryn Mawr Bank Corporation
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 24, 2013.

Vote by Internet
• Go to www.investorvote.com/BMTC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:								+
NOMINEE CLASS II - TERM TO EXPIRE IN 2016:
		For	Withhold	2.	SAY-ON-PAY:	For	Against	Abstain
	01 - Lynn B. McKee	☐	☐		To approve a non-binding advisory vote on executive officer compensation.	☐	☐	☐
NOMINEES CLASS III - TERM TO EXPIRE IN 2017:
		For	Withhold	3.	CONFIRMATION OF AUDITORS:
	02 - Wendell F. Holland	☐	☐		To ratify the appointment of KPMG LLP as the independent registered public accounting firm for Bryn Mawr Bank Corporation for the fiscal year ending December 31, 2013.	☐	☐	☐
	03 - David E. Lees	☐	☐
	04 - Frederick C. Peters II	☐	☐

B	Non-Voting Items

Change of Address – Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by an authorized person. If a limited liability company, please sign company name by an authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

¢	+

                                             01LEBE

Directions to St. David’s Golf Club:

From turnpike at Valley Forge Exit – Exit at Route 202 South to Swedesford Road exit. Make left onto Swedesford Road. Make a left on Old Eagle School then a left on Upper Gulph Road. Follow approximately a  1/4 mile to Radnor Road and make a right. Follow for about a  1/4 mile and the Club entrance is on the left just before the Valley Forge Military Academy Chapel.

From Schuykill Expressway (Route 76) – Take Blue Route (476) South then follow directions for Blue Route going South.

From Blue Route (Route 476) going South – Take the St. Davids/Villanova exit (13) make a right onto Route 30 and an immediate left onto King of Prussia Road. Follow King of Prussia Road to the third light (Eagle Road). Make a left and follow Eagle Road up to the next light (Radnor Street Road) and make a right. Follow for about an  1/8 mile and the Club entrance is on the right just past the Valley Forge Military Academy Chapel.

From Blue Route (Route 476) going North – Take the St. Davids/Villanova exit (13) and cross over Route 30 onto King of Prussia Road. Follow King of Prussia Road to the third light (Eagle Road). Make a left and follow Eagle Road up to the next light (Radnor Street Road) and make a right. Follow for about an  1/8 mile and the Club entrance is on the right just past the Valley Forge Military Academy Chapel.

From Lancaster Avenue (Route 30) – Traveling east, turn left in Strafford at Eagle Road (Spread Eagle Village, Mobile Station). Follow through one flashing light to second traffic light (Radnor Street Road). Turn left (you will see sign for Valley Forge Military Academy). Club is approximately  1/8 mile on right side.

From Lancaster Avenue (Route 30) – Traveling west, turn right at King of Prussia Road (just past Blue Route overpass). Go to third traffic light, about one mile, turn left on Eagle Road. Go about  3/4 mile to first traffic light. Turn right past Valley Forge Military Academy to Club entrance  1/4 mile on right.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Bryn Mawr Bank Corporation

ANNUAL SHAREHOLDERS’ MEETING — APRIL 25, 2013

Proxy is Solicited on Behalf of the Board of Directors of Bryn Mawr Bank Corporation

The undersigned shareholder(s) of Bryn Mawr Bank Corporation (the “Corporation”) hereby appoints, J. Duncan Smith and Marie D. Connolly as proxies, each with the power to appoint his or her substitute (such proxies together with any duly appointed substitute, “proxies”), and hereby authorizes each of them with the power to appoint his or her substitute, and hereby authorizes each of them to represent, and to vote all the shares of stock of the Corporation held of record by the undersigned on March 4, 2013, at the Corporation’s Annual Meeting of Shareholders to be held at 11:00 A.M. on April 25, 2013 at St. David’s Golf Club, 845 Radnor Street Road, Wayne, Pennsylvania, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted on in accordance with the directions given by the undersigned shareholder. In the absence of other directions, this proxy will be voted “FOR” proposals 1, 2 and 3. The Proxies are authorized to vote in their discretion as to all other matters that may come before the 2013 Annual Meeting or any adjournment or postponement thereof.

PLEASE PROMPTLY MARK, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ADDRESSED ENVELOPE OR VOTE YOUR PROXY BY INTERNET OR TELEPHONE USING THE INSTRUCTIONS ON THE REVERSE SIDE.

(OVER TO VOTE FOR THE PROPOSALS)